      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 1, 1997

                                              REGISTRATION NUMBER 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM SB-2
                            ------------------------
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        TEAM COMMUNICATIONS GROUP, INC.
        EXACT NAME OF SMALL BUSINESS ISSUER AS SPECIFIED IN THE CHARTER

               CALIFORNIA                                 3652                                 95-5419215
     STATE OR OTHER JURISDICTION OF           (PRIMARY STANDARD INDUSTRIAL                   (IRS EMPLOYER
     INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)                 IDENTIFICATION NO.)

                            ------------------------

                        TEAM COMMUNICATIONS GROUP, INC.
                      12300 WILSHIRE BOULEVARD, SUITE 400
                         LOS ANGELES, CALIFORNIA 90025
                                 (310) 442-3500

   (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES.)
                            ------------------------

                                   DREW LEVIN
                      12300 WILSHIRE BOULEVARD, SUITE 400
                         LOS ANGELES, CALIFORNIA 90025
                                 (310) 442-3500

 (NAMES, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

                    BRUCE P. VANN, ESQ.                                      THOMAS J. POLETTI, ESQ.
                      KELLY & LYTTON                                        KATHERINE J. BLAIR, ESQ.
           1900 AVENUE OF THE STARS, SUITE 1450                    FRESHMAN, MARANTZ, ORLANSKI, COOPER & KLEIN
               LOS ANGELES, CALIFORNIA 90067                                 9100 WILSHIRE BLVD., 8E
               TELEPHONE NO: (310) 277-5333                                 BEVERLY HILLS, CALIFORNIA
               FACSIMILE NO: (310) 277-5953                               TELEPHONE NO: (310) 273-1870
                                                                          FACSIMILE NO: (310) 274-8357

                            ------------------------

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: as soon as practicable after the effective date of this registration statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, as amended, check the following box.   [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   [ ]

                        CALCULATION OF REGISTRATION FEE
================================================================================

                                                                                         PROPOSED MAXIMUM
                                                                    PROPOSED MAXIMUM        AGGREGATE          AMOUNT OF
           TITLE OF EACH CLASS OF                   AMOUNT           OFFERING PRICE          OFFERING         REGISTRATION
         SECURITIES TO BE REGISTERED           TO BE REGISTERED       PER SHARE(1)           PRICE(1)             FEE
--------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value...................      1,495,000(2)          $ 7.50            $ 11,212,500          $3,700
Common Stock Underlying Warrants.............        193,870             $ 1.00            $    193,870          $   64
Underwriter's Warrant........................              1             $ 5.00            $          5              --
Common Stock Underlying Underwriter's
  Warrant....................................        130,000             $ 9.00            $  1,170,000          $  386
TOTAL........................................                                                                    $4,150
==========================================================================================================================

(1) Estimated pursuant to Rule 457(a) solely for the purpose of calculating the registration fee.

(2) Includes 195,000 shares which may be purchased by the Underwriter to cover over-allotments, if any.

    THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    PRELIMINARY PROSPECTUS DATED MAY 1, 1997

                        TEAM COMMUNICATIONS GROUP, INC.
                                1,300,000 SHARES

    Team Communications Group, Inc. (the "Company") hereby offers 1,300,000 shares of Common Stock, no par value, ("Common Stock"). Prior to this offering (the "Offering"), there has been no public market for the Common Stock of the Company, and there can be no assurance that an active market will develop. The offering price is expected to be between $6.50 and $7.50 per share. The offering price of the Common Stock has been determined by negotiation between the Company and H.J. Meyers & Co., Inc., (the "Underwriter"), and is not necessarily related to the Company's asset value or any other established criterion of value. For the method of determining the initial offering price of the Common Stock, see "Risk Factors" and "Underwriting." Application is being made to have the Common Stock approved for listing on the Nasdaq SmallCap Market under the symbol "TMTV."

    Simultaneously with the Offering made hereby, the Company is registering shares of Common Stock issuable upon exercise of certain outstanding warrants that may be resold from time to time in the future by certain securityholders (the "Selling Securityholders"). The Company has covenanted to use its best efforts to keep the Registration Statement of which this Prospectus is a part effective in order to permit such resales, and it is expected that such resales will be made from time to time in the over-the-counter market or otherwise. Such resales are subject to prospectus delivery and other requirements of the Securities Act of 1933, as amended. The Company will not receive any proceeds from the market sales of the shares of Common Stock issuable upon exercise of such warrants other than proceeds relating to the exercise price of such warrants. See "Concurrent Offering by Selling Securityholders."
                            ------------------------

  THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE AND SUBSTANTIAL DILUTION AND SHOULD BE CONSIDERED ONLY BY INVESTORS
WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING
                                   ON PAGE 7.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

====================================================================================================
                                                                                       PROCEEDS TO
                                                 PRICE TO PUBLIC                       COMPANY(2)
                                                                    UNDERWRITING
                                                                    DISCOUNTS AND
                                                                   COMMISSIONS(1)
----------------------------------------------------------------------------------------------------
Per Share......................................  $                 $                 $
----------------------------------------------------------------------------------------------------
Total(3).......................................  $                 $                 $
====================================================================================================

(1) Does not include additional compensation to be received by the Underwriter
    in the form of (i) a non-accountable expense allowance of $    (or $    if
    the Underwriter's over-allotment option described in footnote (3) is exercised in full) and (ii) a warrant to purchase up to 130,000 shares of Common Stock at $ per share, exercisable over a period of four years, commencing one year from the date of this Prospectus (the "Underwriter's Warrant"). In addition, the Company has agreed to indemnify the Underwriter against certain civil liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting expenses of the offering payable by the Company, estimated at $638,000, including the Underwriter's non-accountable expense allowance.

(3) The Company and a shareholder of the Company (the "Selling Shareholder") have granted the Underwriter an option (together, the "Underwriter's over-allotment option"), exercisable within 30 business days of the date of this Prospectus, to purchase up to 195,000 additional shares of Common Stock on the same terms and conditions as set forth above to cover over-allotments, if any. If all such additional shares of Common Stock are purchased, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be increased to $ , $ and $ , respectively,
    and the proceeds to the Selling Shareholder will be $         . See
    "Underwriting" and "Principal Shareholders."

    The shares of Common Stock offered hereby are offered on a "firm commitment" basis by the Underwriter when, and if delivered to and accepted by the Underwriter, and subject to prior sale, withdrawal or cancellation of the offer without notice. It is expected that delivery of the certificates representing the shares of Common Stock will be made at the offices of H.J. Meyers & Co.,
Inc., 1895 Mt. Hope Avenue, Rochester, New York 14620 on or about            .
                            ------------------------

                            H.J. MEYERS & CO., INC.
                  The date of this Prospectus is       , 1997.

                                    PICTURES

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITER MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."
                            ------------------------

The Company intends to furnish its shareholders with annual reports containing audited financial statements with a report thereon by independent accountants and quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data appearing elsewhere in the Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

                                  THE COMPANY

     Since its formation in February 1995, Team Communications Group, Inc. (the "Company") has focused its efforts on the development and production of a variety of television programming, including series, specials and made-for-television movies for exploitation in television markets in the domestic and international market. The Company derives substantially all of its revenues from production fees earned in connection with Company-originated productions, distribution fees from the exploitation of product acquired from others, and the exploitation of Company-owned programming.

     The Company's production activities have focused on (i) family programming produced for U.S. cable and network television channels such as The Discovery Channel, The Family Channel, USA Network, and the Public Broadcasting System ("PBS"), and (ii) "how-to" instructional series, such as "Simply Style," a 60-episode series which debuted during the third quarter of 1995 on The Learning Channel. In addition, the Company helped develop a reality based weekly and five-day per week ("strip") syndicated program, called "Strange Universe Tonight," which United/Chris-Craft television stations and Rysher Entertainment are co-producing in association with the Company. This series is currently airing on United/Chris-Craft stations and a commitment for the production of a second 13-week run (65 episodes) has been received from United/ Chris-Craft. The Company has also recently completed the production of a series of 22 half hour episodes entitled "Amazing Tails," a series focusing on extraordinary pets, which has been financed in conjunction with Friskies Pet Foods, a division of Nestles Food, and advertising leader The Interpublic Group of Companies ("Interpublic"). All episodes of this series have been produced and delivered to Interpublic, and the series will air on The Discovery Channel in 1997. The Company maintains a drama production unit which is developing and will produce movies-of-the-week for exhibition on network television, cable or ad hoc networks of independent stations which sometimes form to air special programming.

     The Company has acquired the rights to produce, and is actively developing, a weekly dramatic television series based on the motion picture "Total Recall," which in 1990 grossed over $320 million in worldwide box office receipts. The Company has entered into an agreement with Alliance Production Ltd. ("Alliance"), a leading Canadian production company, pursuant to which Alliance, subject to certain conditions, will co-produce and co-finance the series with the Company. By co-producing the series with Alliance, in addition to reducing the Company's financial exposure, the Company hopes to qualify the production for certain Canadian co-production and tax benefits. Alliance will act as the foreign sales agent for the series, and proceeds from the exploitation of the series, after recoupment of production costs, will be allocated 60% to the Company and 40% to Alliance. It is the intention of the parties that each episode will be produced for approximately $1,000,000 per episode, with the Company receiving a producing fee of $25,000 per episode. The Company also owns all related merchandising rights relating to the television series to be produced, and expects to actively exploit these rights. The Company expects to produce 22 one-hour episodes for this series in 1998, and Ron Shusett, the writer of the original film as well as the feature film "Alien," has written the basic treatment (i.e., story outline) for the pilot. The Company is negotiating with Mr. Shusett regarding his potential participation as the lead writer for the series.

     The Company is also developing a wide variety of family and reality-based programing including "Capture" focusing on aerial rescues of endangered species:
"K-9 Conquest," a pet game show and "Amazing Kids," an entertaining look at kids through the eyes of kids. The Company is also developing a new children's series, tentatively entitled "LoCoMoTioN," which the Company hopes to place on PBS during the third quarter of 1997. Although no assurance can be given that the Company will obtain a PBS timeslot, the

Company is currently searching for a female celebrity to co-host this series, which will introduce toddlers to dance and exercise through contemporary urban music.

     The Company also maintains an international sales force and currently has distribution rights to over 300 half-hours of family and documentary series and specials.

     The global television market has experienced substantial growth since 1985 and the Company believes this market will continue to experience substantial growth during the foreseeable future as state television monopolies end and commercial broadcast outlets expand to provide increasingly varied and specialized content to the consumer. In the United States alone, 60 new television channels have commenced operation since 1985. Such growth has led to the development and commercialization of specialized channels and distribution outlets, which, in turn, has led to increased demand for top quality and cost efficient programming in many categories and subjects.

     The Company's operating strategy is to fulfill the demand for programming by (i) expanding the activities of each of its operating divisions, (ii) implementing strategic acquisitions of libraries and smaller production companies and (iii) entering into joint ventures with, or acquisitions of, unaffiliated third parties which are intended to lower the Company's financial risk as it expands into related activities, such as direct marketing and interactive programming.

     The Company believes that there are business opportunities to acquire other emerging companies, as well as more established production and distribution entities, which are engaged in programming development, production, distribution and other related media investments. While the number of distribution channels has been increasing, the Company believes there are economic incentives, including economies of scale and depth of financial and programming capability, for programmers and distribution entities to consolidate. No assurance can be given that the Company will be successful in obtaining the financing necessary for these acquisitions or that the acquisitions will prove financially successful.

     The Company was incorporated under the laws of the State of California in February 1995. The Company's executive offices are located at 12300 Wilshire Boulevard, Suite 400, Los Angeles, California 90025, and its telephone number is
(310) 442-3500.
                            ------------------------

                         NOTICE TO CALIFORNIA INVESTORS

     Each purchaser of shares of Common Stock in California must meet one of the following suitability standards: (i) a liquid net worth (excluding home, furnishings and automobiles) of $250,000 or more and gross annual income during 1996, and estimated during 1997, of $65,000 or more from all sources or (ii) a liquid net worth (excluding home, furnishing and automobiles) of $500,000 or more. Each California resident purchasing shares of Common Stock offered hereby will be required to execute a representation that it comes within one of the aforementioned categories.

                        SUMMARY OF FINANCIAL INFORMATION

                                                    FROM INCEPTION
                                                   (FEBRUARY 1995)
                                                       THROUGH              NINE MONTHS ENDED
         STATEMENT OF OPERATIONS DATA:            DECEMBER 31, 1995        SEPTEMBER 30, 1996
                                                  ------------------       -------------------
Revenues........................................       $1,245,300              $ 3,877,200
Cost of revenues................................          946,900                1,818,000
General and administrative expenses.............        1,288,200                1,650,300
Interest expense................................           42,700                  360,100
                                                      -----------               ----------
Provision for income taxes......................               --                       --
                                                      -----------               ----------
Net income (loss)...............................     $ (1,032,500)                 $48,800
                                                      ===========               ==========
Net income (loss) per share(1)..................            ($.73)                    $.05
                                                      ===========               ==========
Weighted average number of shares
  outstanding(1)................................        1,417,345                1,417,345

                                                             SEPTEMBER 30, 1996
                                               ----------------------------------------------
             BALANCE SHEET DATA:                 ACTUAL       PRO FORMA(2)     AS ADJUSTED(3)
                                               ----------     ------------     --------------
Total assets.................................  $5,625,700      $6,591,535       $ 11,021,885
Long-term obligations........................  $  544,800      $1,537,373       $    357,153
Total liabilities............................  $5,963,300      $6,653,373       $  4,047,444
Shareholders' equity (deficit)...............  $ (337,600)     $  (61,838)      $  6,974,441

---------------

(1) See Note 2 of Notes to Consolidated Financial Statements for information regarding the calculation of net income (loss) per share.

(2) Reflects (i) the sale of $1,519,350 of bridge notes between October 1996 and April 1997 and commissions and costs of $251,015 associated therewith, (ii) repayment of $302,500 in respect of the "Total Recall" obligation in October 1996 and February 1997 and (iii) an aggregate valuation of $526,777 ascribed to the warrants issued in connection with the aforementioned bridge notes.

(3) As adjusted to (i) reflect the estimated net proceeds of this Offering, based upon an assumed initial public offering price of $7.00 per share, after deducting Underwriter's discounts and commissions and estimated offering expenses, (ii) the conversion of a note (the "Conversion Note") in the principal amount of $322,000 into 105,000 shares of Common Stock upon the closing of this Offering, as well as a loss of $26,458 on the conversion, and (iv) an extraordinary loss (the "Extraordinary Loss") of $864,690 to be incurred upon the closing of this Offering upon the extinguishment of certain indebtedness with a portion of the proceeds of this Offering. See "Use of Proceeds," "Capitalization" and "Description of Securities."

                                  THE OFFERING

Common Stock Offered by the
Company.............................     1,300,000 shares

Common Stock Outstanding after this
Offering............................     2,631,092 shares

Use of Proceeds.....................     Repayment of loans, acquisition of
                                         foreign distribution rights to made for
                                         television movies, acquisition of
                                         foreign distribution rights to existing
                                         television series and corporate
                                         overhead and working capital, including
                                         salaries and wages.

Proposed Nasdaq SmallCap Symbol.....     "TMTV"

                                  RISK FACTORS

     THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BELOW.
                            ------------------------

     Except as otherwise specified, all information in this Prospectus (i) assumes no exercise of the Underwriter's over-allotment option, the Underwriter's Warrant or stock options outstanding or reserved for issuance under the Company's stock option plans, (ii) assumes no conversion of outstanding convertible notes except the Conversion Note and (iii) gives effect to a 2.2776-for-1 reverse stock split which occurred in January 1997 and a 1.0277-for-1 reverse stock split to be effectuated prior to the closing of this Offering. See "Management," "Description of Securities" and "Underwriting."

                                  RISK FACTORS

     In addition to the other information in this Prospectus, each prospective investor should carefully consider the following factors in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby. No investor should participate in the Offering unless such investor can afford a complete loss of his or her investment. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

     GOING CONCERN ASSUMPTION. The Company's independent accountants' report on the Company's financial statements for the fiscal year ended December 31, 1995 and for the nine months ended September 30, 1996 contains an explanatory paragraph indicating that the Company's losses raise substantial doubt as to the Company's ability to continue as a going concern. There can be no assurance that future financial statements will not include a similar explanatory paragraph if the Company is unable to raise sufficient funds or generate sufficient cash flow from operations to cover the cost of its operations. In this regard, it is likely that the Company's financial statements for the fiscal year ended December 31, 1996 will contain a similar qualification. The existence of such an explanatory paragraph, which will state that there exists doubt as to the Company's ability to operate as a going concern, may have a material adverse effect on the Company's relationship with third parties who are concerned about the ability of the Company to complete projects that it is contractually required to develop or produce, and could also impact the ability of the Company to complete future financings.

     LIMITED OPERATING HISTORY; LIQUIDITY DEFICIT. The Company, which was formed in February 1995, has a limited operating history. Accordingly, prospective purchasers hereunder have limited information upon which an evaluation of the Company's business and prospects can be based. Although the Company has generated profitable operations during the first nine months of 1996, it has experienced a negative cash flow from operations during such period. No assurance can be given that the Company will continue to be profitable in the foreseeable future or that it will be able to generate positive cash flow from its operations. The Company will be unable to implement its business plan without the proceeds of this Offering. Implementation of the Company's business plan is subject to all the risks inherent in the establishment of a new business enterprise, including potential operating losses. In addition, the Company will be subject to certain factors affecting the entertainment industry generally, such as sensitivity to general economic conditions, critical acceptance of its products and intense competition. The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business; accordingly a purchase of the shares of Common Stock offered hereby should be considered to be a highly speculative investment.

     As of September 30, 1996, the Company had an accumulated deficit of ($983,700) and had a liquidity deficit of ($3,452,200), such deficit being defined as (i) cash and cash equivalents plus accounts receivables (net), and the amount due from officer less (ii) accounts payable, accrued expenses and other liabilities, deferred revenue, accrued participations, notes payable, due to officer, shareholder loan and note payable, and accrued interest.

     ADDITIONAL CAPITAL REQUIREMENTS; ENCUMBRANCE OF ASSETS; NO ASSURANCE OF FUTURE FINANCINGS. The entertainment industry is highly capital intensive. Management believes that if the Offering is completed, the net proceeds thereof, together with projected cash flow from operations, will be sufficient to permit the Company to conduct its operations as currently contemplated for the next 24 months. Such belief is based upon certain assumptions, including assumptions regarding (i) anticipated level of operations, (ii) the sales of the Company's original and acquired programming and (iii) anticipated expenditures required for the development and production of additional programming, including "Total Recall." However, if anticipated operations require additional financing, or the anticipated level of sales does not materialize, the Company will seek additional financing during this 24 month period. There can be no assurance that any additional financing will be available on acceptable terms, or at all, when required by the Company. Moreover, if additional financing is not available, the Company could be required to reduce or suspend its operations, seek an acquisition partner or sell securities on terms that may be highly dilutive or otherwise disadvantageous to investors purchasing the shares of Common Stock offered hereby. Certain of these transactions would require the approval of the Underwriter if they occurred within 24 months from the effective date of this Offering. The Company has in the past, and may continue to experience, operational difficulties or delays in the development or production due to working capital constraints. Any such difficulties or delays could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Going Concern Assumption," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Note 12 of Notes to Consolidated Financial Statements.

     At the conclusion of this Offering, the Company will have approximately $2,337,500 of indebtedness, which indebtedness is secured by substantially all of the assets of the Company. The Company intends to enter into a secured line of credit (the "Proposed Facility") with a third party bank, which line of credit would permit borrowings pursuant to a specified borrowing base made up of the value of the library, accounts receivable and other assets. The Company currently intends to repay the $2,337,500 of indebtedness remaining after the Offering with proceeds from the Proposed Facility. No assurance can be given that the Proposed Facility will be entered into or that the Company will be able to use proceeds from such facility as indicated herein.

     COMPETITION. The entertainment industry is highly competitive. The Company competes with, and will compete with, many organizations, including major film studios, independent production companies, individual producers, and others, including networks, who are seeking the rights to literary properties, the services of creative and technical personnel, the financing for production of film and television projects, and favorable arrangements for the distribution of completed films. Many of the Company's present and future competitors are organizations of substantially larger size and capacity, with far greater financial, human and other resources and longer operating histories than the Company. Moreover, the entertainment industry is currently evolving into an industry in which certain multi-national, multi-media entities, including Viacom/Paramount Pictures, The News Corporation, The Walt Disney Company/Cap Cities-ABC, Time Warner/Turner Broadcasting and Westinghouse/CBS are anticipated to be in a position, by virtue of their control over key film, magazine, and/or television content, and their control of key network and cable outlets, to dominate certain communications industries activities. These competitors have numerous competitive advantages, including the ability to acquire and attract superior properties, personnel and financing.

     DEPENDENCE ON EMERGING MARKETS. A substantial portion of the Company's revenues to date have been, and for the foreseeable future may be, derived from the sale or license of its products to domestic television or cable networks such as the WB Network, UPN, The Discovery Channel and The Learning Channel which have been recently established, (i.e., not the traditional free network markets of CBS, NBC, ABC and Fox) and the growing specialized pay market, as well as the foreign television networks. The Company's success will depend in large part upon the development and expansion of these markets. The Company cannot predict the size of such markets or the rate at which they will grow. If the television market serviced by the Company fails to grow, grows more slowly than anticipated, or becomes saturated with competitors, the Company's business, financial condition, and results of operations would be materially adversely affected.

     ACCOUNTS RECEIVABLE; RELIANCE ON SIGNIFICANT CUSTOMERS. Revenues in the first nine months of 1996 included approximately $680,000 recognized from the license and related guaranty from The Gemini Corporation and Mel Giniger and Associates (collectively, the "Giniger Entities"), relating to the Company's current library and certain future product for Latin America and Europe. The revenues attributable to the guaranty (the "Giniger Guaranty") were 18% of the applicable revenues in the first nine months of 1996. Should the Company be unable to collect on the portion of the guaranty which was recognized in such period the Company would be forced to incur a significant write-down of its accounts receivable with respect to such account.

     Revenues in the first nine months of 1996 also included the license from Interpublic of $1,441,700 and the license from Eurolink of $595,000, both such licenses relating to the series "Amazing Tails." Total revenues attributed to the Interpublic and Eurolink agreements respecting "Amazing Tails" constituted 37% and 15%, respectively, of revenues during the nine month period ended September 30, 1996.

     Neither the revenues relating to the Giniger Guaranty nor the revenues related to the production of "Amazing Tails" should be considered to be recurring revenues. If the Company does not produce a series in fiscal 1997, or obtain other significant foreign sales, the Company's revenues will be materially reduced.

     PRODUCTION RISKS. There can be no assurance that once the Company commits to fund the production of a series licensed to a network, the network will order and exhibit a sufficient number of episodes to enable the Company to syndicate the series. Typically, at least 65 episodes of a series must be produced for it to be "stripped" or syndicated in the daily re-run market. Networks generally can cancel a series at stated intervals and, accordingly, do not commit in advance to exhibit a series for more than a limited period. If a series is canceled (or not carried for the period necessary to create enough episodes for syndication purposes), there is a significant chance that the production costs of the project will not be fully recovered. In that event, the financial condition of the Company could be materially and adversely affected. Similar risks apply even if a series is produced for a non-network medium. See
"Business -- Operations" for a discussion of the financing of series and how deficits are potentially recouped. In addition, for the nine months ended September 30, 1996, the Company incurred approximately $1,700,000 in development costs associated with two projects it is currently developing. See "Risk
Factors -- Development Costs" for a discussion of the potential impact if such costs were to be written off or otherwise amortized on an accelerated basis.

     FLUCTUATIONS IN OPERATING RESULTS. The Company's revenues and results of operations are significantly dependent upon the timing and success of the television programming it distributes, which cannot be predicated with certainty. Revenues may not be recognized for any particular program until such program has been delivered to the licensee and is available (i.e., there are no holdbacks) for exploitation in the market it has been licensed for. Production delays may impact the timing of when revenues may be reported under generally accepted accounting principles. Moreover, the sale of existing programming is heavily dependent upon the occurrence of major selling markets, the most important of which is MIPCOM in the fourth quarter. Finally, production commitments are typically obtained from networks in the spring (second) quarter, although production activity and delivery may not occur until subsequent periods. As a result of the foregoing, the Company may experience significant quarterly variations in its operations, and results in any particular quarter may not be indicative of results in subsequent periods.

     SPECULATIVE NATURE OF ENTERTAINMENT BUSINESS. Substantially all of the Company's revenues are derived from the production and distribution of its television series and made-for-television features. The entertainment industry in general, and the development, production and distribution of television programs, in particular, is highly speculative and involves a substantial degree of risk. Since each project is an individual artistic work and its commercial success is primarily determined by audience reaction, which is volatile and unpredictable, there can be no assurance as to the economic success of any entertainment property. Even if a production is a critical or artistic success, there is no assurance that it will generate sufficient audience acceptance.

     DEPENDENCE UPON KEY PERSONNEL. The Company is, and will be, heavily dependent on the services of Drew S. Levin, its Chairman of the Board and President. The loss of the services of Mr. Levin for any substantial length of time would materially adversely affect the Company's results of operations and financial condition. Mr. Levin is party to an employment agreement with the Company which expires in the year 2002. See "Management -- Employment Agreements." The Company has obtained a "key-man" insurance policy in respect of Mr. Levin in the amount of $1,000,000.

     In addition, the Company is highly dependent upon its ability to attract and retain highly qualified personnel. Competition for such personnel is intense. There can be no assurance that persons having the requisite skills and experience will be available on terms acceptable to the Company or at all.

     ABILITY TO MANAGE GROWTH. Subject to obtaining sufficient financing, the Company intends to pursue a strategy which management believes may result in rapid growth. As the Company's anticipated development, production and distribution activities increase, it is essential that the Company maintain effective controls and procedures regarding critical accounting and budgeting areas, as well as obtain and/or retain experienced personnel. There can be no assurance that the Company will be able to attract qualified personnel or successfully manage such expanded operations.

     DEVELOPMENT COSTS. Included in the Company's assets as of September 30, 1996, are approximately $1,700,000 in television program costs in respect of projects which the Company is developing but which have not been set for principal photography. Approximately $1,200,000 of this amount relates to the acquisition of the rights to produce a television series based on the feature film "Total Recall" and approximately $500,000 relates to expenditures in respect of "LoCoMoTioN." The Company intends, consistent with the standards set by the Financial Accounting Standards Board, including Statement of Financial Accounting Standards ("SFAS") No. 53, to write off the costs of all development projects when they are abandoned or, even if still being developed, if they have not been set for principal photography within three years of their initial development activity. In the event the Company is unable to produce either "Total Recall" or "LoCoMoTioN," the Company would incur a significant write-down with respect to the development costs of such projects, which, in turn, may adversely effect ongoing financing activities.

     REPAYMENT OF INSIDER DEBT; PROCEEDS OF OFFERING TO BENEFIT AFFILIATES OR SHAREHOLDERS. Upon the closing of this Offering, a non-management shareholder of the Company will receive approximately $250,000 for repayment of indebtedness. Concurrently with, or shortly after the closing of this Offering, other shareholders are also anticipated to receive $1,490,000 to eliminate all other shareholder debt, such amounts to be obtained from the Proposed Facility. See "Use of Proceeds" and "Certain Transactions."

     PREFERRED STOCK; POSSIBLE ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER PROVISIONS. Certain provisions of the Company's Articles of Incorporation and Bylaws and certain other contractual provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain of these provisions allow the Company to issue preferred stock with rights senior to those of the Common Stock without any further vote or action by the shareholders, and impose various procedural and other requirements which could make it more difficult for shareholders to affect certain corporate actions. These provisions could also have the effect of delaying or preventing a change in control of the Company. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock. The Company has agreed that for a two year period following the closing of this Offering it will not, without the prior written consent of the Underwriter, issue any shares of preferred stock.

     ABSENCE OF PUBLIC MARKET; DETERMINATION OF OFFERING PRICE;
VOLATILITY. Prior to this Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop for such securities or, if any such market develops, that it will be sustained. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the Underwriter and may not necessarily bear any relationship to the Company's asset value, book value, financial condition, or any other recognized indicia of value. No assurance can be given that the initial offering price will be sustained or that, in the absence of an active trading market, that shareholders will have sufficient liquidity to readily dispose of their shares. The trading price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results, changes in earnings estimates by analysts following the Company, if any, and general factors affecting the entertainment industry, as well as general economic, political and market conditions, and other factors and such factors could cause the market price of the Common Stock to fluctuate substantially. Due to analysts' expectations of continued growth, if any, and the high price/earnings ratio at which the Common Stock may trade, any shortfall in expectations could have an immediate and significant adverse effect on the trading price of the Common Stock. In addition the stock markets of the United States have, from time to time, experienced significant price and volume fluctuations that are unrelated or disproportionate to the operating performance of any individual company. Such fluctuations could adversely affect the price of the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Underwriting."

     CONTINUED QUOTATION ON THE NASDAQ SMALLCAP MARKET; POSSIBLE ILLIQUIDITY OF TRADING MARKET; PENNY STOCK. The Company has applied for listing to have the Common Stock quoted on the Nasdaq SmallCap Market upon consummation of the Offering. However, there can be no assurance that the Company will be able to satisfy the criteria for continued quotation on the Nasdaq SmallCap Market following the Offering. Failure to meet the maintenance criteria in the future may result in the Common Stock not being eligible for quotation in such market or otherwise. In such event, a holder of the Company's Common Stock may find it more difficult to obtain accurate quotations as to the market value of, the Common Stock. Trading, if any, in the Common Stock would therefore be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet the Nasdaq SmallCap Market Listing requirements, or in what are commonly referred to as the "pink sheets." As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's Common Stock. In addition, if the Company's Common Stock were removed from the Nasdaq SmallCap Market, the Common Stock would be subject to so-called "penny stock" rules that impose additional sales practice and market making requirements on broker-dealers, who sell and/or make a market in such securities. Consequently, removal from the Nasdaq SmallCap Market, if it were to occur, could affect the ability or willingness of broker-dealers to sell and/or make a market in the Company's Common Stock and the ability of purchasers of the Company's Common Stock to sell their securities in the secondary market. In addition, if the market price of the Company's Common Stock is less than $5.00 per share, the Company may become subject to certain penny stock rules even if still quoted on the Nasdaq SmallCap Market. While such penny stock rules should not affect the quotation of the Company's Common Stock on the Nasdaq SmallCap Market, such rules may further limit the market liquidity of the Common Stock and the ability of purchasers in this Offering to sell such Common Stock in the secondary market.

     IMMEDIATE SUBSTANTIAL DILUTION; DISPARITY OF SHARE CONSIDERATION; NO DIVIDENDS ANTICIPATED. Assuming an initial public offering price of $7.00 per share, purchasers of the shares of Common Stock offered hereby will experience immediate substantial dilution of $4.34 per share or 62% of their investment, based upon the net tangible book value of the Company at September 30, 1996. As a result, the purchasers of the shares of Common Stock offered hereby will bear a disproportionate part of the financial risk associated with the Company's business while effective control will remain with the existing shareholders and management. Also, there will be a substantial disparity based upon an assumed initial public offering price of $7.00 per share, between the total consideration and the average price per share paid by the Company's existing shareholders ($747,000 and $0.56, respectively), and that paid by new investors in this Offering ($9,100,000 and $7.00, respectively). See "Dilution."

     The Company has not paid dividends since its inception and does not intend to pay any dividends to its shareholders in the foreseeable future. No assurance can be given that it will pay dividends at any time. The Company presently intends to retain future earnings, if any, in the development and expansion of its business. See "Dividend Policy."

     SHARES ELIGIBLE FOR ADDITIONAL SALE; EXERCISE OF REGISTRATION RIGHTS. Sale of substantial amounts of the Company's Common Stock in the public market or the prospect of such sales could materially adversely affect the market price of the Common Stock. Upon completion of this Offering, the Company will have outstanding approximately 2,631,092 shares of Common Stock. Of these shares, approximately 1,331,092 shares are restricted shares ("Restricted Shares") under the Securities Act of 1933, as amended (the "Securities Act"). The 1,300,000 shares of Common Stock offered hereby will be immediately eligible for sale in the public market without restriction on the date of this Prospectus, subject to the lockups agreements set forth below. In addition, the Company has issued options and warrants which entitle the holders thereof to purchase 932,778 shares of Common Stock (collectively referred to herein as the "Warrant Shares") including 193,870 Warrant Shares which are being currently registered (the "Registered Warrant Shares"). Holders of the Restricted Shares and the Warrant Shares (other than the Registered Warrant Shares) are subject to lockup agreements under which the holders of such shares have agreed not to sell or otherwise dispose of any of their shares for certain periods of time of between twelve (12) months and eighteen (18) months, after the date of this Prospectus without the prior written consent of the Underwriter. The Underwriter may release some or all of the shares from the lockup at its discretion from time to time without notice to the public. The Underwriter has no formal policy with respect to such determinations, and may elect to release such shares or decline to realize such shares as it may determine in its sole and absolute discretion. Additionally, the Underwriter's Warrant may be exercised at any time during the four year period beginning 12 months after the closing of the Offering in which case up to 130,000 shares of Common Stock would be eligible for sale in the public markets. The Company intends to file a registration statement on Form S-8 under the Securities Act to register the sale of approximately 337,500 shares of Common Stock reserved for issuance under its 1995 and 1996 Stock Plans. Shares of Common Stock issued upon exercise of options after the effective date of the registration statement on Form S-8 will be available for sale in the public market, subject in some cases to volume and other limitations, including the lockup agreements referred to above. Sales in the public market of substantial amounts of Common Stock (including sales in connection with an exercise of certain registration rights by one or more holders) or the perception that such sales could occur could depress prevailing market prices for the Common Stock. See "Shares Eligible for Future Sale," "Underwriting" and "Description of Securities."

     No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sales, will have on the market price of the Common Stock prevailing from time to time, should the Company complete this Offering and a market price for its securities be established. Should a market in the Company's securities develop, sales of substantial amounts of Common Stock, or the perception that such sales may occur, could adversely affect prevailing market prices for the Common Stock in the event a market does develop.

     FORWARD-LOOKING STATEMENTS. Although not applicable as a safe harbor to limit the Company's liability for sales made in this Offering, this Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be deemed to include the Company's plans to produce "Total Recall" and "LoCo-MoTioN" in 1997 and establish new strategic alliances and business relationships and acquire additional libraries or companies. Such forward-looking statements also may include the Company's planned uses of the proceeds of this Offering. Actual results could differ from those projected in any forward-looking statements for the reasons detailed in the other sections of this "Risk Factors" portion of the Prospectus. The forward-looking statements are made as of the date of this Prospectus and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

                                USE OF PROCEEDS

     The net proceeds of the Company from the sale of the 1,300,000 shares offered by the Company hereby at an assumed initial public offering price of $7.00 per share, are estimated to be approximately $7,552,000, after deducting underwriting discounts and commissions and estimated offering expenses. The Company currently intends to use the estimated net proceeds of this Offering as follows:

                                                         APPROXIMATE          PERCENTAGE
                                                        NET PROCEEDS        OF NET PROCEEDS
                                                        -------------       ---------------
        Repayment of loans*...........................   $ 3,121,650              41%
        Acquisition of foreign distribution rights to
          made for television movies..................   $ 3,000,000              40%
        Acquisition of foreign distribution rights to
          existing television series..................   $ 1,275,000              17%
        Corporate overhead and working capital,
          including salaries and wages................   $   155,350               2%

---------------
* The Company currently has outstanding approximately $5,553,850 of indebtedness. Approximately $2,894,350 of such indebtedness will be repaid from the proceeds of this Offering as follows: $969,350 for repayment of the 10% convertible secured notes issued between February and April 1997 (the "February 1997 Notes"), $700,000 for repayment of the 12% secured notes issued between February and June 1996 (the "February 1996 Notes"), $975,000 for repayment of the 10% convertible secured notes issued between June and October 1996 (the "June 1996 Notes"), and $250,000 for repayment of indebtedness owed to Joseph Cayre, a shareholder of the Company, together with approximately $227,300 for accrued interest on the foregoing. The February 1997 Notes, the February 1996 Notes and the June 1996 Notes are referred to herein as the "Bridge Notes." The maturity date for all of the foregoing debt has been extended until June 30, 1997 or the completion of an initial public offering. Prior to effectiveness of this Offering, the balance of Company indebtedness (or approximately $2,337,500) will be extended through June 30, 1998, although it is anticipated that this balance will be repaid from the proceeds of the Proposed Facility. The foregoing repayment schedule assumes conversion of the Conversion Note as well as the waiver of all conversion rights by the holders of Bridge Notes which have convertibility rights. See "Risk Factors -- Additional Capital Requirements; Encumbrance of Assets; No Assurance of Future Financings" and "Certain Transactions."

     The Company anticipates that the net proceeds of this Offering, together with projected cash flow from operations will be sufficient to permit the Company to conduct its operations as currently contemplated for at least the next 24 months. Such belief is based upon certain assumptions, including assumptions regarding the sales of the Company's original programming and anticipated expenditures required for the development and production of additional programming, and there can be no assurance that such resources will be sufficient for such purpose. The Company will be required to raise substantial additional capital in the future in order to further expand its production and distribution capabilities. There can be no assurances that additional financing will be available, or if available, that it will be on acceptable terms. In addition, contingencies may arise which may require the Company to obtain additional capital prior to such planned expansion.

     The foregoing use of proceeds are estimates only, and there may be significant variations in the use of proceeds due to changes in current economic and industry conditions, as well as changes in the Company's business and financial conditions. The amount and timing of expenditures will vary depending on a number of factors, including changes in the Company's contemplated operations and industry conditions.

                                DIVIDEND POLICY

     The Company has not paid any dividends on its Common Stock since its inception and does not intend to pay any dividends in the foreseeable future. The Company currently intends to retain earnings, if any, in the development and expansion of its business. The declaration of dividends in the future will be at the election of the Board of Directors and will depend upon the earnings, capital requirements, cash flow and financial condition, general economic conditions, and other pertinent factors, including any contractual prohibition with respect to the payment of dividends.

                                 CAPITALIZATION

     The following table sets forth the short-term debt and capitalization of the Company (A) at September 30, 1996, (B) pro forma to reflect (i) the sale of $1,519,350 of Bridge Notes between October 1996 and April 1997 and commissions and costs of $251,015 associated therewith, (ii) the repayment of $302,500 in respect of the "Total Recall" obligation in October 1996 and February 1997, and
(iii) an aggregate valuation of $526,777 ascribed to the warrants issued in conjunction with the aforementioned Bridge Notes and (C) as adjusted to reflect
(i) the sale of 1,300,000 shares of Common Stock pursuant to this Offering at an assumed initial public offering price of $7.00 and the application of the estimated net proceeds therefrom and (ii) the conversion of the Conversion Note and the Extraordinary Loss. See "Use of Proceeds."

                                                                   SEPTEMBER 30, 1996
                                                       ------------------------------------------
                                                         ACTUAL        PRO FORMA      AS ADJUSTED
                                                       -----------    -----------     -----------
Short-term debt(1)...................................  $ 3,375,000    $ 3,072,500     $ 1,874,091
                                                        ==========    ===========     ===========
Long-term debt(2)....................................  $   544,800    $ 1,537,373     $   357,153
                                                        ----------    -----------     -----------
Shareholders' equity:
  Preferred stock, $.01 par value; 2,000,000 shares
     authorized; no shares issued and outstanding
     actual, pro forma and as adjusted...............
  Common stock, no par value; 18,000,000 shares
     authorized, 1,059,662 issued and outstanding
     actual, 1,059,662 issued and outstanding pro
     forma, and 2,631,092 issued and outstanding as
     adjusted........................................  $     1,000    $     1,000     $     1,000
     Paid-in capital(3)..............................      645,100      1,171,877       9,410,877
     Accumulated deficit(4)..........................    (983,700)     (1,234,715)     (2,437,436)
                                                        ----------    -----------     -----------
          Total shareholders' equity (deficit).......    (337,600)        (61,838)      6,974,441
                                                        ----------    -----------     -----------
Total capitalization.................................  $   207,200    $ 1,475,535     $ 7,331,594
                                                        ==========    ===========     ===========

---------------

(1) Includes $969,350 principal amount of February 1997 Notes, $100,000 principal amount of June 1996 Notes, $300,000 principal amount of 10% notes due December 1997 (the "Affida Bank Note") and $150,000 principal amount of notes due December 1997. See notes 5 and 7 of Notes to Consolidated Financial Statements.

(2) See notes 5 and 7 of Notes to Consolidated Financial Statements.

(3) The value ascribed to the warrants, which management believes reflects the market value of the warrants, has been reflected as a debt issuance discount and will be amortized over the term of all Bridge Notes resulting in an effective interest rate of approximately 25%.

(4) The Extraordinary Loss will result upon the early extinguishment of certain indebtedness which will be repaid from the net proceeds of this Offering, as well as a loss of $26,458 upon conversion of the Conversion Note. See "Use of Proceeds," "Capitalization" and "Description of Securities."

                                    DILUTION

     At September 30, 1996, the Company had a pro forma net tangible book value of $(61,838) or ($.04) per share of Common Stock. Pro forma net tangible book value per share represents the Company's total tangible assets less its total liabilities, divided by the number of shares of Common Stock outstanding after giving effect to (a) the sale of $1,519,350 of Bridge Notes between October 1996 and through April 1997 and commissions and costs of $251,015 associated therewith, (b) the repayment of $302,500 in respect of the "Total Recall" obligation in October 1996 and February 1997 and (c) an aggregate valuation of $526,777 ascribed to the warrants issued in conjunction with the aforementioned Bridge Notes. After giving effect (i) to the sale by the Company of 1,300,000 shares of Common Stock offered hereby at an assumed initial public offering price of $7.00 per share, and the initial application of the estimated net proceeds therefrom, (ii) the conversion of the Conversion Note and (iii) the Extraordinary Loss, the net tangible book value of the Company at such date would have been approximately $6,989,770 or $2.66 per share. This represents an immediate increase in net tangible book value of $2.70 per share to the current shareholders and an immediate dilution of $4.34 per share to new shareholders. Dilution represents the difference between the initial public offering price paid by purchasers in this offering and the net tangible book value per share immediately after completion of this Offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share..............................            $ 7.00
  Pro forma net tangible book value per share before this Offering...........   (.04)
     Increase in net tangible book value per share attributable to the sale
      of the Common Stock offered hereby.....................................    2.70
                                                                                -----
Adjusted net tangible book value per share after this Offering...............              2.66
                                                                                          -----
Dilution per share to new shareholders*......................................            $ 4.34
                                                                                          -----

---------------

 * Represents dilution of approximately 62% to purchasers of Common Stock offered hereto.

     The following table sets forth, (i) the number of shares of Common Stock purchased from the Company by new shareholders pursuant to this Offering and acquired from the Company by the current shareholders of the Company (including the shares to be obtained upon conversion of the Conversion Note), (ii) the total consideration paid to the Company and (iii) the respective average purchase price per share.

                                       SHARES PURCHASED         TOTAL CONSIDERATION
                                     ---------------------     ----------------------         AVERAGE
                                       NUMBER      PERCENT       AMOUNT       PERCENT     PRICE PER SHARE
                                     ----------    -------     -----------    -------     ---------------
Current shareholders...............   1,331,092      50.59%    $   747,000        7.6%              $0.56
New shareholders...................   1,300,000      49.41       9,100,000       92.4               $7.00
                                      ---------     ------      ----------     ------
          Total....................   2,631,092     100.00%    $ 9,847,000     100.00%
                                      =========     ======      ==========     ======

---------------

(1) The information set forth above does not reflect 375,000 shares of Common Stock reserved for issuance under the Company's stock option plans (of which approximately 128,000 shares are issuable upon exercise of stock options outstanding as of the date of the Prospectus) and 130,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrant. See
    "Management -- Stock Option Plans" and "Underwriting."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated statement of operations data for the period ended December 31, 1995 and the nine months ended September 30, 1996, and the consolidated balance sheet data at such dates are derived from the Company's Consolidated Financial Statements included elsewhere in this Prospectus that have been audited by Price Waterhouse LLP, independent accountants, as indicated in their report which is also included elsewhere in this Prospectus. Such selected consolidated financial data should be read in conjunction with those Consolidated Financial Statements and Notes thereto.

                        SUMMARY OF FINANCIAL INFORMATION

                                                    FROM INCEPTION
                                                   (FEBRUARY 1995)
                                                       THROUGH              NINE MONTHS ENDED
         STATEMENT OF OPERATIONS DATA:            DECEMBER 31, 1995        SEPTEMBER 30, 1996
                                                  ------------------       -------------------
Revenues........................................       $1,245,300              $ 3,877,200
Cost of revenues................................          946,900                1,818,000
General and administrative expenses.............        1,288,200                1,650,300
Interest expense................................           42,700                  360,100
                                                      -----------               ----------
Provision for income taxes......................               --                       --
                                                      -----------               ----------
Net income (loss)...............................     $ (1,032,500)                 $48,800
                                                      ===========               ==========
Net income (loss) per share.....................            ($.73)                    $.05
                                                      ===========               ==========
Weighted average number of shares outstanding...        1,417,345                1,417,345

                                                             SEPTEMBER 30, 1996
                                               ----------------------------------------------
             BALANCE SHEET DATA:                 ACTUAL        PRO FORMA        AS ADJUSTED
                                               ----------     ------------     --------------
Total assets.................................  $5,625,700      $6,591,535       $ 11,021,885
Long-term obligations........................  $  544,800      $1,537,373       $    357,153
Total liabilities............................  $5,963,300      $6,653,373       $  4,047,444
Shareholders' equity (deficit)...............  $ (337,600)     $  (61,838)      $  6,974,441

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following and elsewhere in this Prospectus. The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

GENERAL

     The Company derives substantially all of its revenues from production fees earned in connection with Company originated productions, distribution fees from the exploitation of product acquired from others, and the exploitation of Company-owned programming. The Company was incorporated in February 1995 and commenced operations in March 1995.

     The Company is engaged in developing concepts and acquiring literary and other story properties, the most promising of which serve as the basis for the production of series, pilot films, or made-for-television features. If a script is accepted for production as a television feature or pilot, or if a pilot is accepted for production as a series, the Company and the network or distributor negotiate a license fee or distribution advance. This fee is a flat sum payment through which the Company generally attempts to cover a significant portion of its production costs and overhead. If programming is produced for an entity like PBS, which does not pay significant license fees or distribution advances (and in fact, may not pay any fee), the Company attempts to provide corporate sponsors or agreements for the license of ancillary rights such as foreign or home video distribution.

     With respect to series for the networks or pay cable channels, the Company generally attempts to negotiate significant license fees for both series and movies of the week. In many cases, the Company may invest additional sums in excess of network license fees to produce the best possible made-for-television feature, as such features are an essential sales tool in gaining network acceptance of a projected series, if applicable. In these cases, the Company will attempt to cover the excess of production costs from working capital, third-party financing, sales of the episodes in the foreign marketplace, or a combination of these financing techniques. Where necessary or desirable, the Company may seek to obtain funding in excess of network license fees from a studio or a third party who will provide such financing in return for a share of the profits from the syndication of such programming. Similarly, for television series, the Company may invest amounts in excess of network license fees in order to gain audience acceptance for the series and to enhance the potential value of future syndication rights.

     The Company recognizes revenues from licensing agreements covering entertainment product when the product is available to the licensee for telecast, exhibition or distribution, and other conditions of the licensing agreements have been met in accordance with Statement of Financial Accounting Standards ("SFAS") No. 53 "Financial Reporting by Producers and Distributors of Motion Picture Films."

     The Company, as required by SFAS No. 53, values its film cost at the lower of unamortized cost or net realizable value on an individual title basis. Film costs represent those costs incurred in the development, production and distribution of television projects. These costs have been capitalized in accordance with SFAS No. 53. Amortization of film cost is charged to expense and third party participations are accrued using the individual film forecast method whereby expense is recognized in the proportion that current year revenues bear to an estimate of ultimate revenues. These estimates of revenues are prepared and reviewed by management. The Company anticipates that a majority of its production or acquisition costs for its projects will be amortized within three years from the completion or acquisition of such project, with the balance amortized over an additional two years.

RESULTS OF OPERATIONS

     Nine months ended September 30, 1996 versus the period from inception (February 27, 1995) to December 31, 1995. Revenues for the nine month period ended September 30, 1996 were $3,877,200 compared with $1,245,300 in the period from inception (February 27, 1995) through December 31, 1995 (the "95 Period"). The revenues from the prior period were primarily attributable to the completion and delivery of "Simply Style." Revenues for the nine month period ended September 30, 1996 included $1,441,700 from the recognition of revenue from the completion of the series "Amazing Tails," which revenue accounted for 37% of the revenue during such period, a revenue guarantee received from the sale of certain library rights and revenue from the sales generated by the existing library. Included in this amount are revenues of approximately $680,000 arising from a license of a certain portion of its film library to the Giniger Entities, with respect to the sale of a certain portion of the Company's library in certain Latin America countries and Europe. These revenues were 18% of revenues in that period. Finally, revenues in the period included $595,000 from Eurolink respecting additional sales of "Amazing Tails." This sale was approximately 15% of the Company's revenue during the period. Revenue from the Giniger Entities, Eurolink, and the production of "Amazing Tails" should not be considered to be recurring. If the Company does not produce a series in fiscal 1997, or obtain other significant foreign sales, the Company's revenue will be materially reduced. See "Risk Factors -- Accounts Receivable; Reliance on Significant Customers" for a further discussion of the non-recurring nature of these revenues, and recognition of future revenues from the Giniger Entities.

     Cost of revenue was $1,818,000 for the period ended September 30, 1996 as compared to $946,900 for the 95 Period, such increase being principally attributable to the increase in amortization of the product produced and acquired by the Company.

     Gross profit margin has improved from 24% for the 95 Period to 53% for the period ended September 30, 1996 primarily because the profit margin on "Amazing Tails" and the revenue recognized from the Giniger Entities is greater than the profit margin on "Simply Style."

     General and administrative expenses were $1,650,300 for the period ended September 30, 1996 as compared to $1,288,200 for the 95 Period, resulting primarily from increased personnel costs and debt issuance costs associated with the February, May and November 1996 offerings of the Company's Bridge Notes. As a percentage of revenue, however, general and administrative expenses decreased from 103% to 43%. The debt issuance costs were expensed and not capitalized because the expected maturity dates were within one year. See "-- Liquidity and Capital Resources."

     Net interest expense was $360,100 as compared to $42,700 for the 95 Period reflecting the issuance of Bridge Notes in the period.

     Net income for the nine month period ended September 30, 1996 was $48,800 compared with a net loss of $1,032,500 incurred during the 95 Period, resulting primarily from an increase in sales activity in 1996. The 95 Period had limited sales activity, as the Company was in a start-up phase, but it included the costs associated with the Company's initial exhibition at trade shows, acquisition costs for programming and distribution, professional costs, and increases in personnel to accommodate future production activities and distribution.

LIQUIDITY AND CAPITAL RESOURCES

     The entertainment industry is highly capital intensive. As of September 30, 1996, the Company had a liquidity deficit of ($3,452,200), such deficit being defined as (i) cash and cash equivalents plus accounts receivables (net), and the amount due from officer (ii) less accounts payable, accrued expenses and other liabilities, deferred revenues, accrued participations, notes payable, due to officer, shareholder loan and note payable and accrued interest.

     Included in the Company's assets as of September 30, 1996, are approximately $1,700,000 relating to projects which the Company is developing but which have not been set for principal photography. Approximately $1,200,000 of this amount relates to the acquisition of the rights to produce a television series based on the feature film "Total Recall" and approximately $500,000 relates to expenditures in respect of

"LoCoMoTioN." The Company intends, consistent with the standards set by the Financial Accounting Standards Board, including SFAS No. 53, to write off the costs of all development projects when they are abandoned or, even if not abandoned, if they have not been set for principal photography within three years of their initial development activity. In the event the Company is unable to produce either "Total Recall" or "LoCoMoTioN," the Company would incur a significant write-down with respect to the development costs of such projects, which, in turn, may effect ongoing financing activities.

     The Company has financed its operations from its own sales and production activities, loans from its shareholders aggregating $2,272,000, the sale of the Bridge Notes aggregating $2,994,350, and the special financing obtained with respect to "Total Recall" (the "Total Recall Financing") in the principal amount $1,200,000.

     A portion of the shareholder loans are from (i) Joseph Cayre (two loans aggregating $750,000), (ii) Morris Wolfson, entities which may be affiliates of Mr. Wolfson and other parties to which Mr. Wolfson disclaims a beneficial ownership interest in or control of $822,000 (as more fully described below) and
(iii) Affida Bank ($300,000). The Cayre loans, which were made in February and August 1995, bear interest at 14% and 10%, respectively, and are subject to an agreement requiring the payment of $250,000 from the net proceeds of this Offering and the pledge of certain assets to cover the unpaid amount due thereunder. Prior to the effectiveness of this Offering, the Company anticipates obtaining the consent from Mr. Cayre, subject to certain conditions, to extend the maturity date of any remaining amounts due to him to June 30, 1998. See "Certain Transactions -- Transactions with Joseph Cayre."

     A loan in the principal amount of $322,000 was made in January 1996 from AMAE Ventures, an affiliate of Mr. Wolfson, which was used by the Company for general overhead purposes and bears interest at 12%. This note is due on the earlier to occur of June 30, 1997 or the closing of this Offering. The holder of such note has the right to convert the principal amount into 105,000 shares of the Company's Common Stock on a fully diluted basis through the completion of this Offering, and has indicated that it intends to convert such note. An April 1996 loan by South Ferry #2 L.P., a Delaware limited partnership, in the principal amount of $500,000 was used for the pre-production of "LoCoMoTioN." This loan bears interest at 10% and is currently due on June 30, 1998. Prior to the effectiveness of this Offering, the Company anticipates obtaining an extension of the maturity date of this obligation to June 30, 1998. Finally the Chana Sasha Foundation, an entity controlled by Mr. Wolfson, extended the Company a $400,000 line of credit on a secured basis in November 1996, which credit line has been used and subsequently repaid by funds from the Company's operations. See "Certain Transactions" for additional information regarding these transactions.

     The July 1996 proceeds from the sale of the notes in the Total Recall Financing were used to acquire the rights to produce a television series based on "Total Recall." These notes, which are secured by the Company's underlying rights to the "Total Recall" series, bear interest at 10% and are due on the earlier of the closing of this Offering or June 30, 1997. The holders of these notes have agreed to extend the maturity date thereto through June 30, 1998. In addition, the holders of these notes received an aggregate of 53,403 shares of Common Stock, warrants to acquire 14,954 shares of Common Stock at an exercise price of $.43 and a 13% net profit participation in the Company's interest in the series. As of the date hereof, $502,500 has been repaid in respect to this obligation. See "Certain Transactions" for a description of the consideration paid to Mr. Wolfson in connection with this transaction.

     In November 1996, the Company obtained a $300,000 loan from Affida Bank, which loan carries interest at 8%, and matures upon the earlier of the closing of this Offering or December 31, 1997. Affida Bank also received warrants to acquire 25,634 shares of the Company's Common Stock at an exercise price of $.43 in connection with this loan. Prior to the effectiveness of this Offering, the Company anticipates obtaining an extension of the maturity date of this obligation to June 30, 1998. The proceeds of this loan were used for working capital.

     In February 1996, the Company commenced a private placement of its secured notes and sold to accredited investors $900,000 in principal amount of secured promissory notes which bear interest at 12% and are due at the earlier to occur of this Offering or June 30, 1997. This offering was changed pursuant to its original terms with respect to subsequent investors in June 1997 when the Company completed the sale to accredited investors of $975,000 principal amount of secured notes which bear interest at 10% and are due at the earlier of the closing of this Offering or May 31, 1998. In December 1996, the Company obtained a $150,000 loan from an outside investor, which loan carries interest at 10% and matures upon the earlier of the closing of this Offering or December 31, 1997. Prior to the effectiveness of this Offering, the Company anticipates obtaining an extension of the maturity date of this obligation to June 30, 1998. The proceeds of this loan were used for working capital. In February and March 1997, the Company completed the sale of $969,350 of convertible secured notes to accredited investors (the "February 1997 Notes"). Each of the foregoing notes are secured, pro-rata and pari passu, by liens on substantially all of the Company's assets, except that the February 1997 Notes are junior to the notes.

     Assuming the repayment of short-term indebtedness as specified under the caption "Use of Proceeds," at the conclusion of this Offering, the Company will have approximately $2,337,500 of indebtedness, which indebtedness is due on June 30, 1998 and is secured by substantially all of the assets of the Company. The Company intends to enter into a secured line of credit (the "Proposed Facility") with a third party bank, which line of credit would permit borrowings pursuant to a specified borrowing base made up of the value of the library, accounts receivable and other assets. The Company currently intends to repay the $2,337,500 of indebtedness remaining after the Offering with proceeds from the Proposed Facility. No assurance can be given that the Proposed Facility will be entered into or that the Company will be able to use proceeds from such facility as indicated herein.

     Management believes that if this Offering is completed, the net proceeds thereof, together with projected cash flow from operations, will be sufficient to permit the Company to conduct its operations as currently contemplated for at least the next twenty four (24) months. Such belief is based upon certain assumptions, including assumptions regarding (i) the sales of the Company's original and acquired programming and (ii) anticipated expenditures required for the development and production of additional programming, including "Total Recall." After such time period, the Company has assumed that its operations will be financed by cash flow from operations, proceeds from the Proposed Facility (if obtained) and/or additional financings. See "Risk Factors -- Going Concern Assumption", "-- Additional Capital Requirements; Encumbrance of Existing Assets; No Assurance of Future Financing," "Capitalization" and "Description of Securities."

                                    BUSINESS

     The following Business section contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

GENERAL

     Since its formation in February 1995, the Company has focused its efforts on the development and production of a variety of television programming, including series, specials and made-for-television movies for exploitation in television markets in the domestic and international market. The Company derives substantially all of its revenue from production fees earned in connection with Company-originated productions, distribution fees from the exploitation of product acquired from others, and the exploitation of Company-owned programming. References to the Company after December 1995 refers to Team Communications Group, Inc. (formerly known as DSL Entertainment, Inc.) and its wholly-owned subsidiaries. In December 1995, two companies under common control of the shareholders of the Company were contributed to the Company without additional consideration. References to the Company prior to December 1995 refer to those three entities on a combined basis.

     The Company's development and production activities have focused on (i) family programming produced for U.S. cable and network television channels such as The Discovery Channel, The Family Channel, USA Network, and PBS, (ii) "how-to" instructional series, such as "Simply Style," a 60-episode series which debuted during the third quarter of 1995 on The Learning Channel, and (iii) reality based weekly and five-day per week ("strip") syndicated programming, such as "Strange Universe Tonight," which the Company is currently co-producing with the United/Chris-Craft television stations and Rysher Entertainment. This series is currently airing on United/Chris-Craft stations and a commitment for the production of a second 13-week run (65 episodes) has been received from United/Chris-Craft. The Company has also recently completed a production of a series of 22 half hour episodes entitled "Amazing Tails," a series focusing on extraordinary pets, which has been financed in conjunction with Friskies Pet Foods, a division of Nestles Food, and advertising leader Interpublic. All episodes of this series have been produced and delivered to Interpublic, and the series is scheduled to air on The Discovery Channel in 1997. The Company also maintains a dramatic development and production unit which is developing and will produce movies-of-the-week for exhibition on network television, cable or ad hoc networks of independent stations which sometimes form to air special programming.

     The Company has acquired the rights to produce, and is actively developing, a weekly dramatic television series based on the motion picture "Total Recall," which in 1990 grossed over $320 million in worldwide box office receipts. The Company has entered into an agreement with Alliance, a leading Canadian production company, pursuant to which Alliance, subject to certain conditions, will co-produce and co-finance the series with the Company. By co-producing the series with Alliance, in addition to reducing the Company's financial exposure, the Company hopes to qualify the production for certain Canadian co-production and tax benefits. Alliance will act as the foreign sales agent for the series, and proceeds from the exploitation of the series, after recoupment of production costs, will be allocated 60% to the Company and 40% to Alliance. It is the intention of the parties that each episode will be produced for approximately $1,000,000 per episode, with the Company receiving a producing fee of $25,000 per episode. The Company also owns all related merchandising rights relating to the television series to be produced, and expects to actively exploit these rights. The Company expects to produce 22 one-hour episodes for this series in 1998, and Ron Shusett, the writer of the original film as well as the feature film "Alien," has written the basic treatment (i.e., story outline) for the pilot. The Company is negotiating with Mr. Shusett regarding his potential participation as the lead writer for the series.

     The Company is also developing a wide variety of family and reality-based programing including "Capture" focusing on aerial rescues of endangered species:
"K-9 Conquest," a pet game show and "Amazing Kids," an entertaining look at kids through the eyes of kids. The Company is also developing a new children's series, tentatively entitled "LoCoMoTioN," which the Company hopes to place on PBS during the third quarter of 1997. Although no assurance can be given that the Company will obtain a PBS timeslot, the Company is currently searching for a female celebrity to co-host this series, which will introduce toddlers to dance and exercise through contemporary urban music.

     The Company also maintains a fully staffed international sales force and currently has distribution rights to over 300 half-hours of family and documentary series and specials.

     The global television market has experienced substantial growth since 1985 and the Company believes this market will continue to experience substantial growth during the foreseeable future as state television monopolies end and commercial broadcast outlets expand to provide increasingly varied and specialized content to the consumer. In the United States alone, 60 new television channels have commenced operation since 1985. Such growth has led to the development and commercialization of specialized channels and distribution outlets, which, in turn, has led to increased demand for top quality and cost efficient programming in many categories and subjects.

     The Company's operating strategy is to fulfill the demand for programming by (i) expanding the activities of each of its operating divisions, (ii) implementing strategic acquisitions of libraries and smaller production companies, and (iii) entering into joint ventures with, or acquisitions of, unaffiliated third parties which are intended to lower the Company's financial risk as it expands into related activities, such as direct marketing and interactive programming.

     The Company believes that there are unique business opportunities to acquire other emerging companies, as well as more established production and distribution entities, which are engaged in programming development, production, distribution and other related media investments. While the number of distribution channels has been increasing, the Company believes there are powerful economic incentives, including economies of scale and depth of financial and programming capability, for programmers and distribution entities to consolidate. No assurance can be given that the Company will be successful in obtaining the financing necessary for these acquisitions or that the acquisitions will prove financially successful.

     The Company anticipates that the net proceeds of this Offering, together with projected cash flows from operations, will be sufficient to permit the Company to conduct its operations as currently contemplated for the next twenty-four months. Such belief is based upon certain assumptions, including assumptions regarding (i) the sales of the Company's original and acquired programming, and (ii) anticipated expenditures required for the development and production of additional programming, including "Total Recall." After such time period, the Company has assumed that its operations will be financed by internally generated funds and proceeds from additional financings. See "Risk Factors -- Going Concern Assumption," "-- Additional Capital Requirements, Encumbrance of Existing Assets; No Assurance of Future Financing," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Securities -- Notes."

OPERATIONS

     The Company currently operates three principal divisions: (i) production;
(ii) distribution; and (iii) licensing, merchandising, and direct-marketing.

  PRODUCTION

     The production of television programming involves the development of a creative concept into a television script or teleplay, the selection of talent (including actors, directors, and other creative personnel), and the filming, technical, and post-production work necessary to create a finished product ready for exhibition. Such programming is generally produced for initial prime-time exhibition on one of the major U.S. networks, which include CBS, NBC, ABC and Fox, however, such programming may also be produced for new channels like United Paramount, and Warner Bros. first-run pay television exhibition or directly for syndication (i.e., independent or non-network) television, including PBS, as well as a number of basic and pay cable channels or services, including HBO, Showtime, the Disney Channel, The Learning Channel, The Discovery Channel, Arts and Entertainment Network and the History Channel.

     The Company is engaged in developing concepts and acquiring literary and other story properties, the most promising of which serve as the basis for the production of series, pilot films, or made-for-television features. Once an idea has been commissioned, it is presented to the network or other distributor for acceptance. If a script is accepted for production as a television feature or pilot, or if a pilot is accepted for production as a series, the Company and the network or distributor negotiate a license fee or distribution advance. This fee is a flat sum payment through which the Company generally attempts to cover a significant portion of its production costs and overhead.

     Entertainment companies in general attempt to finance the development costs for television programming from their working capital and seek to cover a substantial portion of their production costs, including overhead, through the license fees. If programming is produced for an entity like PBS, which does not pay significant license fees or distribution advances (and in fact, may not pay any fee), the Company attempts to provide corporate sponsors or agreements for the license of ancillary rights such as foreign or home video distribution. Even without a fee or advance, the Company believes that it can defray a significant portion of the production costs of PBS programming using these alternative financing methods, thus availing itself of the key demographics of PBS viewership, particularly in children's programming.

     With respect to series for the networks or pay cable channels, the Company generally attempts to negotiate significant license fees for both series and movies of the week. In many cases, the Company may invest additional sums in excess of network license fees to produce the best possible made-for-television feature, as such features are an essential sales tool in gaining network acceptance of a projected series, if applicable. In these cases, the Company will attempt to cover the excess of production costs from working capital, third-party financing, sales of the episodes in the foreign marketplace, or a combination of these financing techniques. Where necessary or desirable, the Company may seek to obtain funding in excess of network license fees from a studio or a third party who will provide such financing in return for a share of the profits from the syndication of such programming. Similarly, for television series, the Company may invest amounts in excess of network license fees in order to gain audience acceptance for the series and to enhance the potential value of future syndication rights.

     There can be no assurance, however, that once the Company commits to fund production of a series licensed to a network, the network will order and exhibit sufficient episodes to enable the Company to syndicate the series. Typically, at least 65 episodes of a series must be produced for it to be "stripped" or syndicated in the daily re-run market. Generally, networks can cancel a series at stated intervals and, accordingly, do not commit in advance to exhibit a series for more than a limited period. If a series is canceled (or not carried for the period necessary to create enough episodes for syndication purposes), there is a significant chance that the production costs of the project will not be fully recovered. Similar risks apply even if the series is produced for a non-network medium. The Company believes, however, that foreign pre-sales and international co-production opportunities will provide sufficient options to obtain production financing and additional revenue potential. Moreover, basic cable channels continue to provide outlets of series of between 13 to 26 episodes per season.

     The Company intends to focus its production activity in the following areas or genres:

     MOW ("Movies of the Week") and Mini-Series; Drama Series. The Company has acquired the rights to produce a weekly dramatic television series based on the motion picture "Total Recall," which generated over $320,000,000 in world-wide box office receipts in 1990. The Company has entered into an agreement with Alliance, a leading Canadian production company, pursuant to which Alliance, subject to certain conditions, will co-produce and co-finance the series with the Company. By co-producing the series with Alliance, in addition to reducing the Company's financial exposure, the Company hopes to qualify the production for certain Canadian co-production and tax benefits. Alliance will act as the foreign sales agent for the series, and proceeds, after recoupment of production costs, will be allocated 60% to the Company and 40% to Alliance. It is the intention of the parties that each episode will be produced for approximately $1,000,000 per episode, with the Company receiving a producing fee of $25,000 per episode. The Company does not intend to commence production of the series until a domestic distribution agreement is concluded.

     It is the Company's intention to expand the production of dramatic programming over the next 24 months, which programming will be licensed in the foreign markets through the Company's sales personnel. As of the date hereof, foreign pre-sales of approximately $200,000 have been made with respect to "Total Recall" for all of Asia and the Middle East, and parts of Latin America. Still remaining available for licensing are most of the European territories, and the remaining territories in Latin America, among others. The Company is currently attempting to negotiate an agreement with respect to the exploitation of the series in the domestic market.

     The acquisition of the one hour dramatic series "Water Rats" (26 episodes delivered for the first season with the right to acquire 26 additional episodes now being produced for the second season) and the one hour dramatic series "Cover Story" (26 episodes delivered), both series from the Australian production company Southern Star, is an example of the Company's strategy to acquire this type of programming from third parties. The Company has the rights for distribution in all Latin American countries, including Cuba and Puerto Rico, and has cumulative sales of approximately $1 million for Mexican broadcast television and pan-Latin American satellite broadcast television with the majority of terrestrial broadcast rights remaining available for sale.

     Live Action and Animated Children's Programming. To take advantage of what it believes is a significant television market for childrens' programming, the Company intends to develop and produce inventive and original shows, including both animated series and live-action series. The Company has commenced pre-production of "LoCoMoTioN," and is negotiating with PBS to obtain a commitment to broadcast this series in the third quarter of 1997. If the show is successful, it is anticipated that it will provide the Company with licensing and merchandising opportunities.

     Non-Fiction/Light Entertainment Programming. With the rapid expansion of national cable and network programming outlets, consumer demand for non-fiction, reality based docudrama programming has increased. Channels such as Fox, United Paramount, the Warners' Brothers Network, TBS, The Discovery Channel, The Learning Channel and Lifetime have found quality non-fiction programming to be a mainstay of their programming portfolio. The Company intends to capitalize upon its programming expertise developed by management prior to the formulation of the Company, including the work by Mr. Levin in producing and distribution of "Future Quest," a 22 episode, half-hour PBS-TV series which explores technology, science and pop culture, to develop innovative programming of this genre. "Future Quest" was hosted by film actor Jeff Goldblum and presents, on a weekly basis, a gallery of futurists, scientists and social commentators. The show was underwritten with a corporate grant from AT&T Corp. Other programming previously produced by Mr. Levin and previously distributed by the Company in this genre includes "Hollywood Stuntmakers," "FX Masters," "Legends of Hollywood" and "Mysterious Forces Beyond."

     The Company has an extensive development slate of new series which are currently being pre-sold in the international marketplace. Such new programs include "Strange Universe Tonight," a 40-week, 200 half-hour strip series being produced in association with United/Chris-Craft television stations and Rysher Entertainment. "Amazing Tails," a weekly series of 22 half hours featuring people and their pets, was financed by a presale for approximately $1,441,700 to Interpublic for domestic distribution and broadcast. To date, the Company has also licensed "Amazing Tails" in the foreign territories of Japan for $300,000 and the U.K., France, Italy, Spain, Portugal and Greece for an additional $595,000.

     Future productions include "America's Scenic Railway Journeys," a six episode, hour long series devoted to famous railway journeys. The Company intends to co-produce this series with John Grant, a former executive with PBS. Other series being developed by the Company include "Rivers" and "Time Detectives," which are currently being considered as documentary mini-series for PBS.

     Syndicated Strip Shows. The Company is making a significant creative and development effort to provide syndicated daily programming, especially game shows. The Company has also successfully licensed formats for such game shows as "Young Matchmakers,"which has been successfully launched on Holland's RTL4 channel, and is now being presented to domestic broadcasters.

     "How To"/Instructional Programming. From gardening and style to cooking and home repair, "how to" and instructional programming is an expanding market in which the Company has strived to develop, produce, and distribute a variety of programs which both entertain and educate. "Simply Style," a 60 episode "strip" created by the Company for The Discovery Channel and hosted by fashion expert Leah Feldon, is the first such series produced by the Company. Mr. Levin has previously produced "Laurie Cooks Light and Easy," 65 one-half hour episodes previously distributed by the Company. Hosted by Laurie Burrows Grad, this daily strip presented simple recipes prepared in a healthy manner. The show attracted celebrities such as Jill St. John, Steve Sax, Dom Deluise, Wolfgang Puck, Michael Tucker and Jill Eikenberry.

  DISTRIBUTION

     An active part of the Company's business is the presentation of its own product and product acquired from third-party producers to the international marketplace. This includes drama and non-fiction programming as well as Movies of Week, and children's animation. With the rapid increase of networks and channels, there is an expanding demand for top-quality programming. To access these markets, the Company's distribution personnel attend such major international trade shows as MIPCOM, Monte Carlo Television Festival, MIP and NATPE.

     In certain territories like Latin America, the Company uses subdistributors like the Giniger Entities. The Company believes that these agents typically have long-standing relationships in territories the Company would have difficulty accessing or in obtaining favorable prices.

     The Company has also recently entered into an agreement with Australia's Southern Star to distribute its successful drama series "Water Rats" in Latin America, through the Giniger Entities.

     In addition, the Company has an active "format" business oversees, where it represents and "reformats" successful foreign shows for the domestic marketplace, and vice versa. The Company also currently represents several other custom formats which are under consideration in numerous territories.

  LICENSING, MERCHANDISING AND DIRECT MARKETING

     The Company's strategic plan encompasses the development of additional revenue streams through licensing and merchandising efforts. The Company hopes to generate new profit centers from toy, publishing, CD-ROM, housewares, stationary, video, apparel, and other product category licenses. Although no assurance can be given that this strategy can be successfully implemented, the Company has begun to focus on the marketing and merchandising rights that may be available with respect to the "Total Recall" series.

     The Company also intends to focus on certain types of instructional or "how to" programming that can be translated into direct marketing opportunities. By their design, aspects of each how to/instructional program can be extended into a continuity club, infomercial, and retail products. For example, the Company intends to develop from the series "Simply Style" a style file club, with make-up and cosmetics options for women, an infomercial selling makeover products, and a retail campaign to highlight products sold through "Simply Style" direct marketing campaigns.

POSSIBLE ACQUISITIONS; JOINT VENTURES

     The Company believes that there are numerous opportunities to acquire other production and distribution companies, as well as existing programming libraries. The Company believes that these acquisitions, if successful, will result in synergistic opportunities, and may increase the Company's revenue and income growth. No specific acquisition candidates have been identified, and no assurance can be given that any transactions will be effected, or if effected, will be successful.

     The Company is also committed to establishing joint ventures with strategic partners in order to expand the Company's operations without significantly expanding its overhead. For example, the Company is completing a "first negotiation" arrangement with Interpublic which would give Interpublic the first opportunity to provide sponsorship, commercial underwriting, and financing of the Company's children's and "how to" series.

COMPETITION

     The entertainment industry is highly competitive. The Company competes with, and will compete with, many organizations, including major film studios, independent production companies, individual producers and others, including networks, who are seeking the rights to attractive literary properties, the services of creative and technical personnel, the financing for production of film and television projects and favorable arrangements for the distribution of completed films. Many of the Company's present and future competitors are organizations of substantially larger size and capacity, with far greater financial and personnel resources and longer operating history than the Company. Moreover, the entertainment industry is currently evolving into an industry in which certain multinational, multi-media entities, including Viacom/Paramount Pictures, The News Corporation/Twentieth Century Fox, The Walt Disney Company/Cap Cities-ABC, Time Warner/Turner Broadcasting and Westinghouse/CBS are anticipated to be in a position, by virtue of their control over key film, magazine, and/or television content and their control of key network and cable outlets, to dominate certain communications industries activities. These competitors have numerous competitive advantages, including the ability to acquire and attract superior properties, personnel and financing.

EMPLOYEES

     The Company currently employs 11 full time employees, four of whom are members of senior management. From time to time, as projects go into production, temporary employees are employed.

PROPERTIES

     The Company currently rents its office space at 12300 Wilshire Boulevard, Los Angeles, California from an unaffiliated third party, pursuant to a 36 month lease that commenced on May 15, 1995. The Company currently rents approximately 4,600 square feet at a monthly rate of $1.75 per square foot. Mr. Levin has personally guaranteed the obligations under the lease. The Company believes that its current offices are adequate for its requirements, and that additional space, if required, is available throughout the Los Angeles area at reasonable rates.

LEGAL PROCEEDINGS

     In April 1997 the Company has been purportedly served with a judgment in the amount of $85,540 in a matter styled Levy Entertainment, Inc. vs. DSL Entertainment, Inc. filed in Franklin Superior Court, State of Vermont. The plaintiff in this action has obtained a writ of attachment against the Company in California and has attempted to levy against assets of the Company. The Company was not served with any papers relating to the case, did not enter any defense, and disputes the amounts allegedly owed to Plaintiff. The Company is attempting to obtain counsel in Vermont to overturn the judgment. No assurance can be given that the Company will be successful in seeking to have the judgement reversed.

     In April 1997 the Company was served with a complaint in a matter styled Allen vs. Team Communications Group, Inc. filed in Superior Court for the Central District of California. In the complaint, Allen, a former employee of the Company, alleges that the Company has breached an agreement to pay her 2% of the proceeds derived from any series she "brought" to the Company. The Company will file an answer to the complaint and intends to vigorously defend itself.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company, together with their respective ages and positions with the Company, are as follows:

     NAME        AGE                                  POSITION
---------------  ---   ----------------------------------------------------------------------
Drew S. Levin    43    President, Chief Executive Officer and Chairman of the Board
Paul Yamamoto    43    Executive Vice President and Director
Eric Elias       42    Senior Vice President, Business and Legal Affairs
Joe Kalada       31    Vice President, Corporate Finance and Director
Bruce P. Vann    41    Nominated Director(1)(2)

---------------
(1) Member of the Compensation Committee

(2) Member of the Audit Committee

     Drew S. Levin has been President and Chairman of the Board of the Company since its founding in 1995. From 1987 through 1994, he was President of DSL Productions, Inc. ("DSP"), a privately held company that was sold to The Producer's Entertainment Group, Inc. ("TPEG") in 1994. Through February 1995, he continued to act as president of DSP, which operated as a subsidiary of TPEG. Mr. Levin has produced and co-produced hundreds of hours of programming, including "Pop Culture Meets Pure Science" for which Mr. Levin received an Emmy Award, "Laurie Cooks Light & Easy," "Future Quest" and "Simply Style." Mr. Levin has extensive experience in international co-productions, including co-producing a domestic and international version of "Top of the Pops" with the BBC for the CBS network.

     Paul Yamamoto has been Executive Vice President since September 1996 and a Director since December 1996. Mr. Yamamoto was a managing partner of the Favored Artists Agency from 1989 through 1992. From 1992 through July 1995, Mr. Yamamoto was self employed and ran his own management/production company. In August 1995, Mr. Yamamoto became the executive vice president of the Larry Thompson Organization, where he served until September 1996.

     Eric Elias has been Senior Vice President, Business and Legal Affairs since April 1996, having consulted with the Company since its incorporation through April 1996. Mr. Elias has previously served as corporate counsel and general manager for a retail/wholesale leisure electronics firm and for the past five years, has been in general private practice, providing business and legal affairs services for similarly situated television production entities.

     Joe Kalada has been Vice President, Corporate Finance since July 1996 and a director since December 1996. From 1987 to 1992, Mr. Kalada was with Price Waterhouse where he was a member of the audit group. From 1992 to 1994, Mr. Kalada was an accounting manager at Metro Goldwyn Mayer. In 1994, Mr. Kalada became controller of Broadcast Equipment Rental Company where he was responsible for accounting matters. After this company was sold, Mr. Kalada was Vice President of Finance for Four Point Entertainment from 1994 to 1996. Mr. Kalada is a certified public accountant.

     Bruce P. Vann, who has agreed to become a member of the Board of Directors upon the conclusion of this Offering, is a 1980 graduate of Duke Law School. Mr. Vann is an attorney who has been in practice in Los Angeles for over 16 years. From 1989 to 1994, Mr. Vann was a partner in the Los Angeles office of Keck, Mahin & Cate. He is currently a partner in the firm of Kelly & Lytton, counsel to the Company. Mr. Vann also serves as Senior Vice President, Business and Legal Affairs of Largo Entertainment, Inc., a subsidiary of The Victor Company of Japan. Mr. Vann is a member of the board of directors of J2 Communications.

     Directors are elected for one year terms at the Company's annual meeting of shareholders and serve until the due election and qualification of their successors. Officers are appointed by the Board of Directors and serve at the discretion of the Board.

     Although the Company's directors do not receive any compensation for their services as directors, it is anticipated that, following this Offering, non-management directors will receive a fee for each Board of Directors meeting attended, plus reimbursement for expenses. Additionally, certain non-management board members will receive mandatory stock option grants pursuant to the Company's 1996 Directors Plan.

EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to the Company for the fiscal years ended December 31, 1995 and 1996, by the Company's Chief Executive Officer (the "Named Officer"):

                           SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------

                                                                              STOCK       ALL OTHER
     NAME AND PRINCIPAL POSITION(1)        YEAR      SALARY       BONUS      OPTIONS     COMPENSATION
-----------------------------------------  ----     --------     -------     -------     ------------
Drew S. Levin
  Chairman of the Board and                1996     $350,000     $45,000(2)    (3)        $15,000(4)
  Chief Executive Officer                  1995     $350,000     $     0                  $13,750(4)

---------------
(1) Other than salary described herein, the Company did not pay the Named Officer any compensation, including incidental personal benefits, in excess of 10% of such individual's salary. No other executive officer of the Company had a total annual salary and bonus which exceeded $100,000 during fiscal 1995 or 1996.

(2) For the fiscal year ended December 31, 1996, Mr. Levin was entitled, pursuant to the terms of his prior agreement, to a bonus equal to certain producer's fees relating to the series "Amazing Tales." During such period Mr. Levin received $45,000 and, pursuant to the terms of his new employment agreement (which will be effective upon the closing of this Offering), has agreed to apply the balance of such accrued but unpaid bonus ($175,000) to repay certain loans made to him by the Company. See "Certain Transactions." This amount ($175,000) will be reflected in Mr. Levin's compensation for fiscal 1997. In the future, Mr. Levin will not receive production bonuses. The loan balance was $186,000 at December 31, 1996 and approximately $240,000 at March 31, 1997. Mr. Levin has agreed to repay the balance by making semi-annual payments of $5,000 on each of July 1 and January 1. See "Certain Transactions."

(3) Pursuant to the terms of Mr. Levin's restated employment agreement to be entered into concurrently with the consummation of this Offering, Mr. Levin will be granted options to acquire 85,000 shares of the Company's Common Stock, exercisable at the Company's initial offering price. These options vest in 1999.

(4) Mr. Levin was entitled to received a car allowance of $1,250 each month for all or a portion of the year. In lieu of these payments, Mr. Levin applied such amounts to reduce his loan balance.

EMPLOYMENT AGREEMENTS

     Prior to the closing of this Offering, Mr. Levin has agreed to amend his employment agreement with the Company (the "Levin Agreement") providing for his services as President and Chief Executive Officer for a period through 2002. The terms of such amendment are subject to the prior approval of the Underwriter. Pursuant to the proposed amendment, Mr. Levin will receive a salary of $240,000, plus $125,000 per annum as an advance against a pro-rata portion of producer's fees earned by Mr. Levin. Producer's fees in excess of $125,000 will be retained by the Company. Mr. Levin has agreed that any producer's fees relating to Company produced programming shall be allocated to the Company. Pursuant to the Levin Agreement, Mr. Levin will receive (i) from 5% to 7.5% of the Company's pre-tax profit beginning in 1997 pursuant to a formula based on specified earnings levels and (ii) options to acquire an aggregate of 85,000 shares of the Company's Common Stock at a per share exercise price equal to the initial public offering price, which options shall be deemed fully vested. The amended employment agreement will also provide that certain unpaid bonus compensation owing to Mr. Levin will be applied to his loan from the Company. See "Certain Transactions."

STOCK OPTION PLANS

     On December 14, 1995, the Company's Board of Directors approved, and recommended for adoption by the shareholders, who adopted such plans in March 1996, the 1995 Stock Option Plan and the 1995 Stock Option Plan for Non-Employee Directors (collectively, the "1995 Plans"). As of the date hereof, 78,000 options were outstanding under the 1995 Plans. In January 1997, the Company's shareholders voted to freeze the 1995 Plans and adopt two new plans, the Team Communications Group, Inc. Stock Awards Plan (the "1996 Employee Plan") and the Team Communications Group, Inc. Directors' Stock Option Plan (the "1996 Director's Plan," and together with the 1996 Employee Plan, the "1996 Option Plans").

     The following summary is qualified in its entirety by reference to the full text of the 1996 Option Plans. Unless otherwise indicated, the summary is applicable to each plan, as well as to the 1995 Plans.

     The 1996 Plans. The 1996 Option Plans provide for the granting of awards of incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonqualified stock options ("NSOs"), and stock appreciation rights ("SARs") (awards of ISOs, NSOs, and SARs are sometimes hereinafter collectively referred to herein as "Awards").

     Purpose. The purpose of the 1996 Option Plans is to provide key employees, officers, and directors with an additional incentive to promote the success of the Company's business and to encourage employees to remain in the employ of the Company.

     Administration-Employee Plan. The 1996 Employee Plan is to be administered by a committee of two or more directors of the Company; provided however, that if the Company becomes subject to Section 12 of the Exchange Act, such directors shall be "non-employee directors" as such term is used in Rule 16b-3 and, if feasible, such directors shall be "Outside Directors;" and provided further that if there are not at least two such "non-employee directors," any grants or awards hereunder to an individual subject to Section 16 of the Exchange Act shall also be approved by the Board of Directors of the Company. "Outside Director" shall have the meaning set forth in Treasury Regulation sec. 1.162-27(e)(3) as amended from time to time and as interpreted by the Internal Revenue Service.

     1996 Directors Plan. Directors who are not employees of the Company will, on the effective date of this offering and each annual anniversary thereof, receive options to purchase 2,500 shares of Common Stock. The option price per share of Common Stock purchasable upon exercise of such stock options shall be 100% of the fair market value on the date of grant. Such options shall be exercisable immediately on the date of grant by payment in full of the purchase price in cash. The aggregate number of shares of Common Stock that may be granted pursuant to the 1996 Directors Plan is 20,000.

     1996 Employee Stock Plan. The aggregate number of shares of Common Stock that may be granted under the 1996 Employee Plan is 180,000. The Employee Plan provides for the authority by the Employee Plan Committee to grant ISOs to any key employee of the Company or any affiliate of the Company and to determine the terms and conditions of each grant, including without limitation, the number of shares subject to each ISO. The ISO exercise price will also be determined by the Committee and will not be less than the fair market value of the Common Stock on the date of grant. The exercise price will not be less than 110% of such fair market value and the exercise period will not exceed five years if the participant was the holder of more than 10% of the Company's outstanding voting securities.

     The Manner of Exercise. The exercise price for options granted under the 1996 Option Plans may be paid in cash or shares of Common Stock, including shares of Common Stock which the participants received upon the exercise of one or more options provided that, with respect to ISOs, such shares have been held by the participant for at least the greater of two years from the date the option was granted or one year after the shares of Common Stock were transferred to the participant.

     The option exercise price may also be paid by the participant's delivery of an election directing the Company to withhold shares of Common Stock from the Common Stock otherwise due upon exercise of the option.

                              CERTAIN TRANSACTIONS

  EMPLOYMENT AGREEMENT WITH DREW LEVIN; SHORT TERM BORROWINGS BY MR. LEVIN

     See "Management -- Employment Agreements" for a description of the arrangements between the Company and Mr. Levin relevant to his employment agreement and the amendment thereof.

     From time to time, Mr. Levin has borrowed funds from the Company on a short-term basis. As of March 31, 1997, these borrowings amounted to approximately $240,000; assuming the application of $175,000 of accrued but unpaid production bonuses the remaining balance would be $65,000. Any future borrowings by any officer of the Company will require the approval of a majority of the disinterested members of the Board. Mr. Levin has agreed to repay remaining balance beginning in 1997 by making semi-annual payments of $5,000 on each of July 1 and January 1, together with accrued interest accruing at the prime rate.

     In connection with the Company's facilities, Mr. Levin has personally guaranteed the obligations under the Company's lease. See
"Business -- Properties."

  TRANSACTIONS WITH JOSEPH CAYRE

     As of the date hereof, the Company was indebted to Joseph Cayre, one of its original shareholders, in respect of loans made in April and August 1995 in the amount of $500,000 and $250,000, respectively. Interest on the loans currently accrues at the rate of 12% and 14%, respectively. Mr. Cayre's loans are currently secured by Mr. Levin's shares and all of the assets of the Company.

     Mr. Cayre and Mr. Levin have agreed, subject to documentation, that as of the closing date of this Offering, Mr. Cayre will receive payment of $250,000 in respect of the amounts owed to him, and the remaining debt, subject to adequate collateralization (which may include cash collateral) shall be extended until June 30, 1998. Subject to the foregoing, Mr. Levin and Mr. Cayre have also agreed, to restructure Mr. Cayre's investment in the Company. Mr. Cayre agreed that upon the closing of this Offering, Mr. Cayre's interest in the Company would be reduced to 164,874 shares of the Company's Common Stock by transferring to Mr. Levin 195,774 shares of the Company's common stock held by Mr. Cayre. In February 1996, in connection with a prior restructuring of this indebtedness, Mr. Cayre received options to purchase 48,743 shares of Common Stock of $.43 per share.

  TRANSACTIONS WITH MORRIS WOLFSON AND OTHERS

     A loan in the principal amount of $322,000 was made in January 1996 from AMAE Ventures, an affiliate of Mr. Wolfson, which was used by the Company for general overhead purposes and bears interest at 12%. This note is due on the earlier to occur of June 30, 1997 or the closing of this Offering. The holder of such note has the right to convert the principal amount into 3% of the Company's Common Stock on a fully diluted basis through the completion of this Offering, and has indicated that it intends to convert such note. An April 1996 loan by South Ferry #2 L.P., a Delaware limited partnership, in the principal amount of $500,000 was used for the pre-production of "LoCoMoTioN." This loan bears interest at 10% and is due on the earlier to occur of June 1997 or upon the closing of this Offering. In connection with such loan, South Ferry #2 L.P. received 29,606 warrants exercisable at $.43 per share. Finally the Chana Sasha Foundation, an entity controlled by Mr. Wolfson, extended the Company a $400,000 line of credit on a secured basis in November 1996, which credit line has been used and subsequently repaid by funds from the Company's operations. In addition the Company issued to affiliates of Mr. Wolfson and others 6,408 shares of the Company's Common Stock as an additional fee with respect to such extension of credit.

     The July 1996 proceeds from the sale of the notes in the Total Recall Financing were used to acquire the rights to produce a television series based on "Total Recall." These notes, which are secured by the Company's underlying rights to the "Total Recall" series, bear interest at 10% and are due at the first to occur of June 30, 1997 or the closing of this Offering. The holders of these notes have agreed to extend the maturity date thereto through June 30, 1998. In addition, the holders of these notes received an aggregate of 53,403 shares of common stock, warrants to acquire 21,361 shares of Common Stock at an exercise price of $.43 and a 13% net profit participation in the Company's interest in the series. In addition to the foregoing,

Mr. Wolfson and related entities received 17,089 shares in connection with the Total Recall Financing and a 2% interest in the net profits of the series. As of the date hereof, $502,500 has been repaid in respect to this obligation.

  TPEG AGREEMENTS

     Beginning in early 1995, The Producer's Entertainment Group, Inc. ("TPEG") and Mr. Levin entered into a series of agreements (the "TPEG Agreements") which provided among other things, (i) for the formation of the Company and the retention by TPEG of a 19.9% ownership interest in the Company, (ii) the grant to the Company of distribution rights to certain product produced by DSP Productions, Inc. ("DSP"), (DSP was sold by Mr. Levin and other shareholders to TPEG in 1994), (iii) the assignment to the Company of certain of DSP's entire new production and development distribution portfolio, and (iv) production financing for the series "Simply Style." Certain disputes arose between Mr. Levin and Mr. Cayre, on the one hand, and TPEG on the other hand, which resulted in the execution of a settlement agreement (the "TPEG Settlement Agreement") with TPEG pursuant to which TPEG was obligated to complete the transfer of "Simply Style" to the Company. The Company also agreed to repurchase from TPEG, for $178,000, a sufficient number of Company shares to reduce TPEG's holding in the Company to 5%, on a fully diluted basis through the completion of this Offering. On June 28, 1996, the Company's Board of Directors determined that, in light of the Company's liquidity position at that time and its inability to complete the TPEG Settlement Agreement pursuant to its terms, it was advisable to assign the obligation to effectuate the TPEG Settlement Agreement to Mr. Levin. Consequently, Mr. Levin and a group of investors repurchased the entire holdings of TPEG in the Company.

  TRANSACTIONS WITH BRUCE P. VANN

     Mr. Vann, who has agreed to become a member of the Board of Directors upon the consummation of this Offering, is the holder of options to purchase 10,000 shares of Common Stock at a price of $1.00 per share which he acquired in October 1996, plus 4,273 shares of Common Stock which he received in October 1996 in lieu of fees relating to the acquisition of "Total Recall." Kelly & Lytton, where Mr. Vann is a partner, is counsel to the Company, has received fees from the Company through December 31, 1996 of approximately $46,000, and has received approximately $56,000 during the first quarter of 1997.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of March 31, 1997, as adjusted to reflect the sale of the shares of Common Stock offered hereby and the conversion of the Conversion Note, the ownership of the Common Stock by (i) each person who is known by the Company to own of record or beneficially more than 5% of the outstanding Common Stock, (ii) each of the Company's directors and (iii) all directors and executive officers of the Company as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated.

                                                                         PERCENTAGE BENEFICIALLY OWNED
                 NAME AND ADDRESS                        NUMBER        ----------------------------------
              OF BENEFICIAL OWNER(1)                  OF SHARES(2)     BEFORE OFFERING     AFTER OFFERING
--------------------------------------------------    ------------     ---------------     --------------
Drew S. Levin(3)..................................       681,371             51.2%              25.9%
Morris Wolfson (4)................................       298,833             22.5%              11.4%
Joe Cayre (5).....................................       263,617             19.8%              10.0%
Affida Bank(6)....................................        82,305              6.2%               3.1%
Joe Kalada(7).....................................        18,333              1.4%                 *
Bruce P. Vann (8).................................        14,273              1.1%                 *
Paul Yamamoto(9)..................................         8,333                *                  *
All officers and directors as a group (four
  persons, including one nominee director)........       722,310             54.3%              27.5%

---------------

 *  Less than 1%

(1) Address is c/o Team Communications Group, Inc., 12300 Wilshire Boulevard, Suite 400, Los Angeles, California 90025.

(2) Gives effect to the anti-dilution provisions of the sale of 2.5% of the Company's Common Stock from Mr. Drew Levin to Mr. Morris Wolfson, Mr. Abraham Wolfson, Mr. Aaron Wolfson and Mr. Edward Nagel and the conversion of the Conversion Note computed on a fully diluted basis.

(3) Includes 195,774 shares which Mr. Cayre has agreed to transfer to Mr. Levin pursuant to Mr. Levin's arrangements with Mr. Cayre. Mr. Levin has pledged his shares and his options to Mr. Cayre pursuant to Mr. Cayre's loan transaction with the Company. Includes options to acquire 85,000 shares of Common Stock which the Company has agreed to grant to Mr. Levin concurrently with the execution of his new Employment Agreement. See "Certain Transactions" and "Employment Agreements."

(4) Includes 193,526 shares of Common Stock held by Mr. Wolfson's brothers, which Mr. Wolfson has disclaimed beneficial ownership. Includes 94,566 shares of Common Stock to be issued upon conversion of certain convertible debt upon the closing of this Offering.

(5) Includes options to purchase 48,743 shares of the Company's Common Stock at an exercise price of $0.43 per share. Mr. Cayre has granted the Underwriter a 30-day option to purchase up to 30,000 additional shares to cover over-allotments, if any. If the Underwriter's over-allotment option is exercised in full, Mr. Cayre will own 7.0% of the outstanding shares of Common Stock of the Company after this Offering.

(6) Includes options to purchase 3,268 shares of Common Stock at an exercise price of $0.43 per share.

(7) Represents options to purchase 18,333 shares of Common Stock at an exercise price of $1.00 per share.

(8) Includes options to purchase 10,000 shares of Common Stock at an exercise price of $1.00 per share.

(9) Represents options to purchase 8,333 shares of Common Stock at an exercise price of $1.00 per share.

                CONCURRENT OFFERING BY SELLING SECURITY HOLDERS

     An additional 193,870 outstanding shares (the "Securityholder Shares") of Common Stock issuable upon exercise of warrants held by the Selling Securityholders have been registered pursuant to the registration statement under the Securities Act, of which this Prospectus forms a part, for sale by such holders. The

Securityholders Shares may be sold on or about the effective date of this offering if a current prospectus relating to such Shares is in effect and the Shares are qualified for sale. The Company will not receive any proceeds from the market sales of the Securityholder Shares, although it will receive the proceeds from the exercise of the warrants held by Securityholders. Sales of the Securityholder Shares the potential of such sales could have an adverse effect on the market price of the Company's Common Stock. See "Risk Factors -- Shares Eligible for Future Sale."

     The Selling Securityholders and the number of Securityholder Shares held by each are as listed below.

                                                                              SECURITYHOLDER
                            SELLING SECURITYHOLDERS                               SHARES
    ------------------------------------------------------------------------  --------------
    Alan Parnes.............................................................        5,000
    Arab International Trust Co.............................................       10,000
    Duck Partners, LP.......................................................       20,000
    Gary & Paula Wayton.....................................................       10,000
    Michael Rosenbaum.......................................................       20,000
    RMK Financial LLC.......................................................       15,000
    Robert Bain.............................................................       20,000
    Robert Frankel..........................................................        7,470
    Roger Triemstra.........................................................       10,000
    Roland McAbee...........................................................        6,400
    Swan Alley (Nominees) Limited...........................................       20,000
    Van Moer Santerre & Cie.................................................       50,000
                                                                                  -------
              Total.........................................................      193,870
                                                                                  =======

     There are no other material relationships between any of the Selling Securityholders and the Company, nor have any such material relationships existed within the past three years. The Company has been informed by the Underwriter that there are no agreements between the Underwriter and any Selling Securityholder regarding the distribution of the Securityholder Shares.

     The sale of the Securityholder Shares by the Selling Securityholders may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Securityholders) in the over-the-counter market or in negotiated transactions, a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

     Selling Securityholders may effect such transactions by selling their securities directly to purchasers, through broker-dealers acting as agents for the Selling Securityholders or to broker-dealers who may purchase shares as principals and thereafter sell the securities from time to time in the over-the-counter market, in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers from whom such broker-dealer may act as agents or to whom they may sell as principals or otherwise (which compensation as to a particular broker-dealer may exceed customary commissions).

     At the time a particular offer of Securityholder Shares is made by or on behalf of a Selling Securityholder, to the extent required, a prospectus will be distributed which will set forth the number of Securityholder Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for any Securityholder shares purchased from the Selling Securityholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

     If any of the following events occurs, this Prospectus will be amended to include additional disclosure before offers and sales of the Securityholder Shares are made: (a) to the extent such securities are sold at a fixed price or by option at a price other than the prevailing market price, such price would be set forth in the Prospectus; (b) if the securities are sold in block transactions and the purchaser wishes to resell, such arrangements would be described in the Prospectus; and (c) if the compensation paid to broker-dealers is other than usual and customary discounts, concessions or commissions, disclosure of the terms of the transaction would be included in the Prospectus. The Prospectus would also disclose if there are other changes to the stated plan of distribution, including arrangements that either individually or as a group would constitute an orchestrated distribution of the Securityholders Shares.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of Securityholder Shares may not simultaneously engage in market making activities with respect to any securities of the Company for a period of at least two (and possibly nine)business days prior to the commencement of such distribution. Accordingly, in the event that the Underwriter is engaged in a distribution of the Securityholder Shares, it will not be able to make a market in the Company's securities during the applicable restrictive period. However, the Underwriter has not agreed to nor is it obligated to act as broker-dealer in the sale of the Securityholder Shares and the Selling Securityholders may be required, and in the event that the Underwriter is a market maker, will likely be required, to sell such securities through another broker-dealer. In addition, each Selling Securityholder desiring to sell Securityholder Shares will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-6 and 10b-7, which provisions may limit the timing of the purchases and sales of shares of the Company's securities by such Selling Securityholders.

     The Selling Securityholders and broker-dealers, if any, acting in connection with such sales might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the securities may be deemed underwriting discounts and commissions under the Securities Act.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

     The Company is authorized to issue up to 18,000,000 shares of Common Stock, no par value. Holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. There is cumulative voting for election of directors. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, if any, holders of Common Stock are entitled to receive ratably, dividends when, as and if declared by the Board of Directors out of funds legally available therefor and, upon the liquidation, dissolution, or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding shares of Common Stock are validly authorized and issued, fully paid, and nonassessable.

PREFERRED STOCK

     The Company is authorized to issue up to 2,000,000 shares of Preferred Stock. The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by shareholders and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The Company has no present plans for the issuance of shares of Preferred Stock and any issuance of such Preferred Stock for a period of two years from the date of this Prospectus will require the consent of the Underwriter prior to such issuance. The issuance of any Preferred Stock could adversely affect the rights of the holders of Common Stock and therefore, reduce the value of the Common Stock. The ability of the Board of Directors to issue Preferred Stock could also discourage, delay or prevent a takeover of the Company. See "Risk Factors -- Preferred Stock; Possible Anti-Takeover Effects of Certain Charter Provisions."

WARRANTS

  GENERAL

     In connection with the issuance of its prior secured notes, the Company issued an aggregate of 447,354 warrants, each warrant entitling the holder thereof to acquire one share of Common Stock; 224,293 warrants are exercisable at an exercise price equal to $0.43 per share, 29,191 Warrants are exercisable at an exercise price equal to $0.97 per share and 193,870 warrants are exercisable at $1.00 per share, subject to adjustment as hereinafter provided. The warrants may be exercised, at the option of the holder thereof, at any time from the date of this Prospectus and terminating on the earlier to occur of the third anniversary of the effective date of this Offering or June 30, 2000, whichever is earlier (the "Termination Date"). Unless previously exercised, the right to exercise the warrants will terminate on the Termination Date.

     The warrant holders have the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership of the shares of Common Stock issuable upon the exercise of the warrants, with a resulting dilution in the interests of the Company's shareholders by reason of exercise of warrants at a time when the exercise price is less than the market price for the Common Stock. Further, the terms on which the Company could obtain additional capital during the life of the warrants may be adversely affected. The warrant holders may be expected to exercise their warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital by an offering of Common Stock on terms more favorable than those provided for by the warrants.

     The holders of the warrants will not have any of the rights or privileges of shareholders of the Company, including voting rights and rights to receive dividends, prior to exercise of the warrants. The Company will reserve out of its authorized but unissued shares a sufficient number of shares of Common Stock for issuance on exercise of the warrants. The Common Stock issuable on exercise of the warrants will be, when issued, duly authorized and validly issued, fully paid, and nonassessable.

     For a holder to exercise the warrants, there must be a current registration statement in effect with the Commission and registration or qualification with, or approval from, various state securities agencies with respect to the shares or other securities underlying the warrants, or an opinion of counsel for the Company that there is an exemption from registration or qualification.

     Antidilution. In the event that the Company shall at any time (i) declare a dividend, or make a distribution, on the outstanding Common Stock payable in shares of its capital stock (ii) subdivide the outstanding Common Stock into a greater number of shares of Common Stock, (iii) combine the outstanding Common Stock into a smaller number of shares, or (iv) issue any shares of its capital stock by reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then, in each case, the exercise price per warrant share in effect at the time of the record date for the determination of shareholders entitled to receive such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying such exercise price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action, and the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action. Upon such adjustments to the exercise price, the number of warrant shares issuable upon exercise of each warrant shall simultaneously be adjusted by multiplying the number of warrant shares theretofore issuable upon exercise of such warrant by the exercise price theretofore in effect and dividing the product so obtained by the exercise price, as adjusted.

     Reorganizations. In the event of any reclassification, capital reorganization or other similar change of outstanding Common Stock, any consolidation or merger involving the Company (other than a consolidation or merger which does not result in any reclassification, capital reorganization, or other similar change in the outstanding Common Stock), or a sale or conveyance to another corporation of the property of the Company as, or substantially as, an entirety, each warrant will thereupon become exercisable only for the kind and number of shares of stock or other securities, assets or cash to which a holder of the number of shares of Common Stock issuable (at the time of such reclassification, reorganization, consolidation, merger or sale) upon exercise of such warrant would have been entitled upon such reclassification, reorganization, consolidation, merger or sale. In the case above, the effect of these provisions would be that the holder of a warrant would thereafter be limited to exercising such warrant at the exercise price in effect at such time for the amount of cash per share that a warrant holder would have received had such holder exercised such warrant and received Common Stock immediately prior to the effective date of such cash merger or transaction. Depending upon the terms of such cash merger or transaction, the aggregate amount of cash so received could be more or less than the exercise price of the warrant.

     Exercise Procedure. Each holder of a warrant may exercise such warrant by surrendering the certificate evidencing such warrant, with the subscription form on the reverse side of such certificate properly completed and executed, together with payment of the exercise price, to the Company at its executive offices. Such offices will initially be located at 12300 Wilshire Blvd., Los Angeles, California 90025. The exercise price will be payable by cash or by certified or official bank check payable in United States dollars to the order of the Company. If fewer than all of the warrants evidenced by a warrant certificate are exercised, a new certificate will be issued for the remaining number of warrants. Certificates evidencing the warrants may be exchanged for new certificates of different denominations by presenting the warrant certificates at the office of the Company.

UNDERWRITER'S WARRANT

     At the closing of this Offering, the Company will issue to the Underwriter the Underwriter's Warrant to purchase for investment a maximum of 125,000 shares of Common Stock. The Underwriter's Warrant will be exercisable for a four-year period commencing one year from the date of this Prospectus. The exercise price of the Underwriter's Warrant will be $8.40 per share (based upon an assumed initial public offering price of $7.00 per share). The Underwriter's Warrant will contain anti-dilution provisions. The Underwriter's Warrant does not entitle the Underwriter to any rights as a stockholder of the Company until such Warrant is exercised and shares are purchased thereunder. The Underwriter's Warrant and the shares of Common Stock thereunder may not be offered for sale except in compliance with the applicable provisions of the Securities Act. The Company has agreed that, if it shall cause to be filed with the Securities and Exchange Commission either an amendment to the Registration Statement of which this Prospectus is part or a separate registration statement, the Underwriter shall have the right during the four-year period commencing on the date of this Prospectus to include in such amendment or Registration Statement the Underwriter's Warrant and the shares of Common Stock issuable upon its exercise at no expense to the Underwriter. Additionally, the Company has agreed that, upon written request by a holder or holders of 50% or more of the Underwriters Warrant which is made during the period prior to the exercise of the Underwriter's Warrant, the Company will, on two separate occasions, register the Underwriter's Warrant and the shares of Common Stock issuable upon exercise thereof. The initial such registration will be at the Company's expense and the second such registration will be at the expense of the holder(s) of the Underwriter's Warrant.

BRIDGE NOTES

     To finance its working capital needs, the Company has issued three separate series of bridge notes. In February 1997, the Company commenced the placement of Units consisting off $50,000 principal amount of 10% Convertible Notes (the "February 1997 Notes") and 10,000 common stock purchase warrants. The Company sold an aggregate of $969,350 principal amount of the February 1997 Notes. The principal amount of, and interest on, the February 1997 Notes shall be due and payable on the earlier to occur of (i) five business days after the completion of either a public offering of the Company's Common Stock (the "Initial Public Offering") or (ii) the public or private placement of debt or equity securities with gross proceeds to the Company in excess of $5,000,000 (together with an Initial Public Offering, a "Financing Event") or the second anniversary of the Closing Date (as defined therein). The February 1997 Notes are convertible into shares of Common Stock (the "Conversion Shares") of the Company during the period commencing 60 days after the Closing Date and continuing through the effective date of the Initial Public Offering, at which time any February 1997 Notes not so converted will be repaid. The conversion price (the "Conversion Price") is

$5.00 per share, subject to an adjustment in certain events. The holders of these notes will waive, prior to the effective date of this Offering, their right to so convert.

     In June 1996 the Company commenced the placement of Units consisting of $50,000 principal amount of 10% Secured Convertible Notes (the "June 1996 Notes") and 10,000 common stock purchase warrants. The Company sold an aggregate of $975,000 principal amount of the June 1996 Notes. The principal amount of, and interest on, the June 1996 Notes shall be due and payable on the completion of this offering. The June 1996 Notes are secured by substantially all of the assets of the Company. The June 1996 Notes are convertible into shares of Common Stock of the Company, beginning 12 months after the completion of an Initial Public Offering, at a conversion price of $5.00 per share, subject to an adjustment in certain events. The holders of these notes will waive, prior to the effective date of this Offering, their right to so convert. It is anticipated that after the closing of this Offering, approximately $200,000 of the June 1996 Notes will extend repayment until June 1998.

     In February 1996, the Company commenced the placement of Units consisting of $50,000 principal amount of 12% Secured Notes (the "February 1996 Notes") and 10,000 common stock purchase warrants. The Company sold an aggregate of $900,000 principal amount of the February 1996 Notes. The principal amount of, and interest on, the February 1996 Notes shall be due and payable on the second anniversary of the initial closing date thereof, and were secured by substantially all of the assets of the Company. These notes were not convertible.

TRANSFER AGENT

     The transfer agent for the Company's Common Stock is U.S. Stock Transfer Corporation, Glendale, California, which also is responsible for record keeping functions in connection with the same.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this Offering, there has been no public market for the Common Stock of the Company. Sales of substantial amounts of Common Stock of the Company in the public market or the perception that such sales could occur could materially adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

     Upon completion of this Offering, the Company will have outstanding approximately 2,631,092 shares of Common Stock. Of these shares, 1,331,092 are Restricted Shares and 932,778 are Warrant Shares. The 1,300,000 shares of Common stock that are sold by the Company to the public in this Offering will be freely tradeable without restriction under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act.

     The remaining shares of Common Stock outstanding upon completion of this Offering, determined as if all outstanding warrants have been exercised, will be held by approximately 60 holders and will be "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Stock"). Restricted Stock may be sold in the public market only if registered or if qualified for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act, which are summarized below, or other exemptions. Sales of the Restricted Stock in the public market, or the availability of such shares for sale, could materially adversely affect the market price of the Common Stock. In general, under Rule 144, which goes into effect on April 29, 1997, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Stock for at least one year (including the holding period of any prior owner other than an affiliate of the Company) would be entitled to sell within any three month period a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of notice of such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under amended Rule 144(k), which goes into effect on April 29, 1997, a person who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate of the Company) is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Unless otherwise restricted, such shares of Restricted Stock may therefore be sold immediately upon the completion of this Offering.

     Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates of the Company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that nonaffiliated shareholders may sell such shares in reliance on Rule 144 without having to comply with the public information, volume limitation or notice provisions of Rule 144. In both cases, a holder of Rule 701 shares is required to wait until 90 days after the date of this Prospectus before selling such shares.

     The holders of substantially all shares of Restricted Stock have entered, or are anticipated to enter, into contractual "lock-up" agreements providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of the shares of stock owned by them or that could be purchased by them through the exercise of options to purchase stock of the Company, for 12 months (as to the Warrant Shares) and 18 months (as to the Restricted Shares) after the date of this Prospectus without the prior written consent of the Underwriter.

     Taking into account the lock-up agreements and the restrictions of Rules 144 and 701 described above, approximately no Restricted Shares will be eligible for sale immediately after this Offering and approximately all Restricted Shares will be eligible for sale beginning 18 months after the date of this Prospectus, subject, in some cases, to the volume restrictions of Rule 144.

     The Company has agreed that for a period of 12 months from the date of this Prospectus, it will not sell any securities, with the exception of the shares of Common Stock issued upon exercise of currently outstanding options, without the Underwriter's prior written consent, which consent shall not be unreasonably withheld. In addition, for a period of 24 months from the date of this Prospectus, the Company will not issue any shares of Preferred Stock or sell or issue any securities pursuant to Regulation S under the Securities Act without the Underwriter's prior written consent.

     The Company intends to file a registration statement on Form S-8 under the Securities Act covering shares of Common Stock reserved for issuance under the 1995 Plans and the 1996 Plans. Based on the number of shares reserved for issuance under such Plans, such registration statement would cover approximately 337,500 shares. Such registration statement will automatically become effective upon filing. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates of the Company, be available for sale in the open market, subject to vesting restrictions and the lock-up agreements described above.

                                  UNDERWRITING

     The Underwriter has agreed to purchase from the Company, subject to the terms and conditions of the Underwriting Agreement between the Company and the Underwriter, the number of shares of Common Stock set forth opposite its name. The underwriting discount set forth on the cover page of this Prospectus will be allowed to the Underwriter at the time of delivery to the Underwriter of the shares so purchased.

                                                                    NUMBER OF
                                                                  SHARES TO BE
                              NAME OF UNDERWRITER                   PURCHASED
                ------------------------------------------------  -------------
                H.J. Meyers & Co., Inc. ........................    1,300,000
                                                                    =========

     The Underwriter has advised the Company that it proposes to offer the
shares to the public at an offering price of $     per Share and that the
Underwriter may allow certain dealers who are members of the National Association of Securities Dealers, Inc. ("NASD") a concession of not in excess
of $     per share. After commencement of the Offering, the public offering price and concession may be changed.

     Each of the Company and the Selling Shareholder has granted to the Underwriter an option, exercisable during the 30 business-day period from the date of this Prospectus, to purchase up to an aggregate of 195,000 additional shares on the same terms set forth above. The Underwriter may exercise such rights only to satisfy over-allotments in the sale of the shares.

     The Company has agreed to pay to the Underwriter a non-accountable expense allowance equal to 3% of the total proceeds of the Offering, or $273,000 at an
assumed initial public offering price of $7.00 per share (or $          payable
by the Company and $          payable by the Selling Shareholder if the
Underwriter exercises the over-allotment option in full). Of such non-accountable expense allowance, $60,000 has been paid to date. In addition to the Underwriter's commission and the Underwriter's non-accountable expense allowance, the Company is required to pay the costs of qualifying the shares of Common Stock, under federal and state securities laws, together with legal and accounting fees, printing and other costs in connection with this Offering, estimated to total approximately $365,000.

     At the closing of this Offering, the Company will issue to the Underwriter the Underwriter's Warrant to purchase for investment a maximum of 130,000 shares of Common Stock. The Underwriter's Warrant will be exercisable for a four-year period commencing one year from the date of this Prospectus. The exercise price
of the Underwriter's Warrant will be $          per share (120% of the initial
public offering price). The Underwriter's Warrant will not be transferable prior to its exercise date except to officers of the Underwriter and members of the selling group and officers and partners thereof. The Underwriter's Warrant will contain anti-dilution provisions. The Underwriter's Warrant does not entitle the Underwriter to any rights as a shareholder of the Company until such Warrant is exercised and the shares of Common Stock are purchased thereunder. The Underwriter's Warrant and the shares of Common Stock thereunder may not be offered for sale except in compliance with the applicable provisions of the Securities Act. The Company has agreed that, if it shall cause to be filed with the Commission either an amendment to the Registration Statement of which this Prospectus is a part or a separate registration statement, the Underwriter shall have the right during the five-year period commencing on the date of this Prospectus to include in such amendment or Registration Statement the Underwriter's Warrant and the shares of Common Stock issuable upon its exercise at no expense to the Underwriter. Additionally, the Company has agreed that, upon written request by a holder or holders of 50% or more of the Underwriter's Warrant which is made during the exercise period of the Underwriter's Warrant, the Company will on two separate occasions, register the Underwriter's Warrant and the shares of Common Stock issuable upon exercise thereof. The initial such registration will be at the Company's expense and the second such registration will be at the expense of the holder(s) of the Underwriter's Warrant.

     For the period during which the Underwriter's Warrant is exercisable, the holder or holders will have the opportunity to profit from a rise in the market value of the Company's Common Stock, with a resulting dilution in the interests of the other stockholders of the Company. The holder or holders of the Underwriter's Warrant can be expected to exercise it at a time when the Company would, in all likelihood, be able to obtain any needed capital from an offering of its unissued Common Stock on terms more favorable to the Company than those provided for in the Underwriter's Warrant. Such facts may materially adversely affect the terms on which the Company can obtain additional financing. To the extent that the Underwriter realizes any gain from the resale of the Underwriter's Warrant or the securities issuable thereunder, such gain may be deemed additional underwriting compensation under the Securities Act.

     The Company has agreed to enter into a consulting agreement with the Underwriter under the terms of which the Underwriter has agreed to perform consulting services related to corporate finance and will be paid a non-refundable fee of $3,000 per month for 12 months. The Company has agreed to pay the Underwriter the entire one year fee upon closing.

     Holders of all of the Company's capital stock outstanding prior to the Offering are subject to lock-up agreements under which the holders of such shares will agree not to sell or dispose of any shares owned by them prior to this Offering, or subsequently acquired under any option, warrant or convertible security owned prior to this Offering, for a period of 12 months (as to the Warrant Shares) and 18 months (as to the Restricted Shares) after the date of this Prospectus without prior written consent of the Underwriter.

     The Company has agreed that for a period of 12 months from the date of this Prospectus, it will not sell or otherwise dispose of any securities, with the exception of the shares of Common Stock issued upon exercise of currently outstanding options, without the Underwriter's prior written consent, which consent shall not be unreasonably withheld. In addition, for a period of 24 months from the date of this Prospectus, the Company will not sell or issue any securities pursuant to Regulation S under the Securities Act without the Underwriter's prior written consent.

     In addition, the Company has agreed that, for the three years following the Offering, it will not implement a "poison pill" or other device designed to prevent a hostile takeover of the Company, or increase the size of the Company's Board of Directors, without the approval of those members of the Company's Board of Directors who are not employees of the Company. Moreover, the Company has agreed, for three years following the Offering, that it will not increase the compensation of or introduce severance packages for, its directors and officers, without the consent of the Compensation Committee of the Company's Board of Directors.

     On July 16, 1996, the National Association of Securities Dealers, Inc. ("NASD") issued a notice of acceptance of Acceptance, Waiver and Consent (the "AWC") whereby the Underwriter was censured, and order to pay fines and restitution to retail customers in the amount of $250,000 and approximately $1.025 million, respectively. The AWC was issued in connection with claims by the NASD that the Underwriter charged excessive markups and markdowns in connection with the trading of four certain securities originally underwritten by the Underwriter; the activities in question occurred during period between December 1990 and October 1993. The Underwriter has informed the Company that the fines and refunds will not have material adverse effect on the Underwriter's operations and that the Underwriter has effected remedial measures to help ensure that the subject conduct does nor recur.

     The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriter against certain liabilities in connection with the Registration Statement, including liabilities under the Securities Act.

     The Underwriter has advised the Company that the Underwriter does not intend to confirm sales to any account over which they exercise discretionary authority.

     Prior to this Offering, there has been no public market for the shares of Common Stock. The initial public offering price has been negotiated among the Company and the Underwriter. Among the factors considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, are estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     In connection with the Offering, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriter may overallot the offering, creating a syndicate short position. In addition, the Underwriter may bid for and purchase shares of Common Stock in the open market to cover syndicate short positions or to stabilize the price of the Common Stock. Finally, the underwriting syndicate may reclaim selling concessions from syndicate members in the Offering, if the syndicate repurchases previously distributed Common Stock in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriter is not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

     Certain legal matters in connection with the validity of the shares of Common Stock being offered hereby will be passed upon for the Company by Kelly & Lytton, 1900 Avenue of the Stars, Suite 1450, Los Angeles, California 90067. Bruce P. Vann, a member of Kelly & Lytton, is a director of the Company and the beneficial owner of 4,273 and options to acquire 10,000 shares of the Company's Common Stock. Certain legal matters will be passed upon for the Underwriter by Freshman, Marantz, Orlanski, Cooper & Klein, Beverly Hills, California.

                                    EXPERTS

     The consolidated financial statements as of December 31, 1995 and September 30, 1996 included in the Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, and are so included in reliance upon the report given on their authority as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission, Washington D.C. 20549 a Registration Statement on Form SB-2 (including all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement, including exhibits, schedules and reports filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement referred to herein set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, and at the Commission's Regional Offices located at The Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Registration Statement, including the exhibits and schedules thereto, can also be accessed through the EDGAR terminals in the Commission's Public Reference Rooms in Washington, Chicago and New York or through the World Wide Wed at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS
                       AND FINANCIAL STATEMENT SCHEDULES

                                                                                      PAGE
                                                                                    ---------
Report of Independent Accountants.................................................        F-2
Consolidated Balance Sheet at December 31, 1995 and September 30, 1996............        F-3
Consolidated Statement of Operations for the period from February 27, 1995 to
  December 31, 1995 and the nine months ended September 30, 1996..................        F-4
Consolidated Statement of Cash Flows for the period from February 27, 1995 to
  December 31, 1995 and for the nine months ended September 30, 1996..............        F-5
Consolidated Statement of Shareholders' Deficit for the period from February 27,
  1995 to December 31, 1995 and for the nine months ended September 30, 1996......        F-7
Notes to Consolidated Financial Statements........................................        F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

April 15, 1997

To the Board of Directors and
Shareholders of Team Communications Group, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of shareholders' deficit and of cash flows present fairly, in all material respects, the consolidated financial position of Team Communications Group, Inc. at September 30, 1996 and December 31, 1995 and the results of their operations and their cash flows for nine months ended September 30, 1996 and for the period from February 27, 1995 to December 31, 1995 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 12 to the financial statements, the Company's recurring losses from operations and limited capital resources raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 12. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          PRICE WATERHOUSE, LLP

                        TEAM COMMUNICATIONS GROUP, INC.

                           CONSOLIDATED BALANCE SHEET

                                     ASSETS

                                                                    SEPTEMBER 30,     DECEMBER 31,
                                                                        1996              1995
                                                                    -------------     ------------
Cash and cash equivalents.........................................   $    16,100      $     39,000
Trade receivables, less allowance for doubtful accounts of $47,400
  and $0, respectively (Note 2)...................................     2,323,400            53,100
Television program costs, less accumulated amortization of
  $1,571,500 and $490,600, respectively (Note 3)..................     3,032,000           596,100
Due from officer (Note 5).........................................       171,600            42,200
Fixed assets, net (Note 2)........................................        45,900            18,200
Organizational costs and other assets (Note 2)....................        36,700            24,500
                                                                      ----------       -----------
          Total assets............................................   $ 5,625,700      $    773,100
                                                                      ==========       ===========
                               LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable, accrued expenses and other liabilities (Note
  2)..............................................................   $ 1,148,500      $    458,800
Deferred revenue (Note 2).........................................        45,800           498,000
Accrued participations (Note 2)...................................       418,100           126,100
Notes payable (Note 7)............................................     3,179,800            18,500
Accrued interest (Note 5 and 7)...................................       256,100            40,200
Due to officer (Note 5)...........................................       175,000                 0
Shareholder loan and note payable (Note 5)........................       740,000           750,000
                                                                      ----------       -----------
          Total liabilities.......................................     5,963,300         1,891,600
                                                                      ----------       -----------
Commitments and contingencies (Notes 6 and 10)
Shareholders' deficit:
     Preferred stock, no par value; 2,000,000 shares authorized;
      no shares issued and outstanding (Note 11)..................             0                 0
     Common stock, no par value; 18,000,000 shares authorized;
      1,087,550 and 1,052,425 shares issued and outstanding (Note
      2)..........................................................         1,000             1,000
     Paid in capital..............................................       645,100                 0
     Treasury stock receivable (Note 10)..........................             0           (87,000)
     Accumulated deficit..........................................      (983,700)       (1,032,500)
                                                                      ----------       -----------
          Total shareholders' deficit.............................      (337,600)       (1,118,500)
                                                                      ----------       -----------
          Total liabilities and shareholders' deficit.............   $ 5,625,700      $    773,100
                                                                      ==========       ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                        TEAM COMMUNICATIONS GROUP, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                   FOR THE PERIOD FROM
                                                       FOR THE NINE MONTHS ENDED    FEBRUARY 27, 1995
                                                          SEPTEMBER 30, 1996       TO DECEMBER 31, 1995
                                                       -------------------------   --------------------
Revenues (Note 2)....................................         $ 3,877,200              $  1,245,300
Cost of revenues.....................................           1,818,000                   946,900
General and administrative expense...................           1,650,300                 1,288,200
                                                               ----------               -----------
Net income from operations...........................             408,900                  (989,800)
Net interest expense (Note 5)........................             360,100                    42,700
                                                               ----------               -----------
Net income (loss) before income taxes................              48,800                (1,032,500)
Provision for income taxes (Note 4)..................                   0                         0
                                                               ----------               -----------
Net income (loss)....................................         $    48,800              $ (1,032,500)
                                                               ==========               ===========
Net income (loss) per share (Note 2).................         $      0.05              $      (0.73)
                                                               ==========               ===========
Weighted average number of shares outstanding (Note
  2).................................................           1,417,345                 1,417,345
                                                               ==========               ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                        TEAM COMMUNICATIONS GROUP, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                   FOR THE PERIOD FROM
                                                     FOR THE NINE MONTHS ENDED      FEBRUARY 27, 1995
                                                        SEPTEMBER 30, 1996         TO DECEMBER 31, 1995
                                                     -------------------------     --------------------
OPERATING ACTIVITIES:
  Net income (loss).................................        $    48,800                $ (1,032,500)
  Adjustments to reconcile net income to cash used
     for operating activities:
     Depreciation and amortization..................             10,000                       4,500
     Loss on TPEG settlement (Note 10)..............                  0                     180,000
     Provision for doubtful accounts receivable.....             47,400                      10,600
     Amortization of television program costs.......          1,080,900                     490,700
     Additions to television program costs..........         (3,516,800)                 (1,045,800)
     Amortization of notes payable discount.........            136,900                           0
     Changes in assets and liabilities:
       Increase in trade receivables................         (2,317,700)                   (193,700)
       Increase in organization costs and other
          assets....................................            (13,600)                    (25,400)
       Increase in accounts payable, accrued expense
          and other liabilities.....................            867,700                     280,800
       Increase (decrease) in deferred revenue......           (452,200)                    498,000
       Increase in accrued participations...........            292,000                     126,100
       Increase in accrued interest.................            215,900                      40,200
                                                             ----------                  ----------
          Net cash used for operating activities....         (3,600,700)                   (666,500)
                                                             ----------                  ----------
INVESTING ACTIVITIES:
  Purchase of fixed assets..........................            (36,300)                    (21,800)
  Increase in due to officer........................            175,000                           0
  Increase in due from officer......................           (129,400)                    (42,200)
                                                             ----------                  ----------
          Net cash provided by (used for) investing
            activities..............................              9,300                     (64,000)
                                                             ----------                  ----------
FINANCING ACTIVITIES:
  Proceeds from shareholder loan and notes
     payable........................................                  0                     750,000
  Proceeds from issuance of note payable and
     warrants.......................................          3,797,000                      67,500
  Principal payment on loan due to stockholder......            (10,000)                          0
  Principal payment of notes payable................           (218,500)                    (49,000)
  Issuance of common stock..........................                  0                       1,000
                                                             ----------                  ----------
          Net cash provided by financing
            activities..............................          3,568,500                     769,500
                                                             ----------                  ----------
Net change in cash..................................            (22,900)                     39,000
Cash at beginning of period.........................             39,000                           0
                                                             ----------                  ----------
Cash at end of period...............................        $    16,100                $     39,000
                                                             ==========                  ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid.....................................        $         0                $      2,500
                                                             ==========                  ==========
  Income taxes paid.................................        $         0                $      2,400
                                                             ==========                  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                        TEAM COMMUNICATIONS GROUP, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                  SUPPLEMENTAL SCHEDULE OF NON CASH ACTIVITIES

                                                                                    FOR THE PERIOD FROM
                                                     FOR THE NINE MONTHS ENDED       FEBRUARY 27, 1995
                                                        SEPTEMBER 30, 1996         TO DECEMBER 31, 1995
                                                     -------------------------     ---------------------
TPEG settlement (Note 10):
  Treasury stock receivable........................          $       0                   $  87,000
  Television program costs received................          $       0                   $  41,000
  Receivable assigned to TPEG......................          $       0                   $ 130,000
  Assumption of payable associated with
     settlement....................................          $       0                   $ 178,000
Extinguishment of TPEG settlement payable by
  assignment of the treasury stock receivable......          $ 178,000                   $       0
Issuance of warrants in conjunction with notes
  payable (Note 7):................................          $ 476,300                   $       0
Transfer of shares by principal shareholder to
  notes payable holder (Note 7)....................          $  45,700                   $       0

  The accompanying notes are an integral part of these consolidated financial statements.

                        TEAM COMMUNICATIONS GROUP, INC.

                CONSOLIDATED STATEMENT OF SHAREHOLDERS' DEFICIT

                             PREFERRED STOCK            COMMON STOCK
                           --------------------     --------------------                   TREASURY
                            NUMBER                   NUMBER                  PAID IN         STOCK        ACCUMULATED
                           OF SHARES     AMOUNT     OF SHARES     AMOUNT     CAPITAL      RECEIVABLE        DEFICIT
                           ---------     ------     ---------     ------     --------     -----------     -----------
Balance at February 27,
  1995...................        0       $   0              0     $    0     $      0      $       0      $         0
Common stock issued......                           1,024,059      1,000
TPEG settlement (Note
  10)....................                                                                    (87,000)
Net loss for period from
  February 27, 1995 to
  December 31, 1995......                                                                                  (1,032,500)
                             -----       -----      ---------     ------     --------          -----       ----------
Balance at December 31,
  1995...................        0           0      1,024,059      1,000            0        (87,000)      (1,032,500)
Transfer of shares by
  principal shareholder
  to notes payable holder
  (Note 7)...............                                                      45,700
Exchange of treasury
  stock receivable with
  related party for
  extinguishment of TPEG
  settlement payable
  (Note 10)..............                                                      91,000         87,000
Issuance of shares in
  connection with notes
  payable (Note 7).......                              34,178          0       32,100
Issuance of warrants in
  connection with private
  placements (Note 7)....                                                     476,300
Issuance of shares in
  connection with anti-
  dilution provisions of
  convertible promissory
  note (Note 7)..........                               1,425
Net income for nine
  months ended September
  30, 1996...............                                                                                      48,800
                             -----       -----      ---------     ------     --------          -----       ----------
Balance at September 30,
  1996...................        0       $   0      1,059,662     $1,000     $645,100      $       0      $  (983,700)
                             =====       =====      =========     ======     ========          =====       ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                        TEAM COMMUNICATIONS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- DESCRIPTION OF THE COMPANY:

     Team Communications Group, Inc. (formerly known as DSL Entertainment Group, Inc.) and its wholly owned subsidiaries (collectively, the "Company") are primarily engaged in developing, producing, and distributing television series, programs and specials, and made-for-television movies in the domestic and foreign television markets. The Company's focus is on developing and producing children's programming and reality based programming for PBS and alternative cable channels such as the Learning Channel and the Discovery Channel.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation

     The accompanying consolidated statements include the accounts of Team Communications Group, Inc. and subsidiaries. All significant intercompany transactions and accounts have been eliminated.

  Revenue Recognition

     Revenue from licensing agreements covering entertainment product owned by the Company is recognized when the entertainment product is available to the licensee for telecast, exhibition or distribution, and other conditions of the licensing agreements have been met in accordance with Statement of Financial Accounting Standard ("SFAS") No. 53, "Financial Reporting by Producers and Distributors of Motion Picture Films." The portion of recognized revenue which is to be shared with the producers and owners of the license program material (participations payable and due to producers) is accrued as the revenue is recognized. Deferred revenues consist principally of advance payments received on television contracts for which program materials are not yet available for broadcast or exploitation. Such amounts are normally repayable by the Company only if it fails to deliver the related product to the licensee.

     Sales to three major customers accounted for approximately 70% of the Company's total operating revenue for the nine months ended September 30, 1996. Sales to two major customers accounted for approximately 73% of the Company's total operating revenue for 1995.

  Television Program Costs

     Television program costs are valued at the lower of unamortized cost or net realizable value on an individual title basis. Television program costs represent those costs incurred in the development, production and distribution of television projects. These costs have been capitalized in accordance with SFAS No. 53. Amortization of television program costs is charged to expense and third-party participations are accrued using the individual film forecast method whereby expense is recognized in the proportion that current year revenues bear to an estimate of ultimate revenue. Such estimates of ultimate revenue are prepared and reviewed by management, and estimated losses, if any, are provided for in full. Development costs are reviewed by management and charged to expense when abandoned or, even if still being actively developed, if not set for principal photography within three years of initial development activity.

  FIXED ASSETS

     Fixed assets include office furnishings, fixtures and equipment. Office furnishings, fixtures and equipment are depreciated over a useful life of five years. All depreciation expense is calculated using Modified Accelerated Cost Recovery System. Fixed assets are net of $12,800 and $3,600 in accumulated depreciation at September 30, 1996 and December 31, 1995, respectively.

                        TEAM COMMUNICATIONS GROUP, INC.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
  ORGANIZATIONAL COSTS AND OTHER ASSETS

     The balance represents security deposits, prepaid expenses and the unamortized portion of the original costs relating to the incorporation of the Company. Organizational costs are amortized using the straight-line method over five years and are net of $2,300 and $900 in accumulated amortization at September 30, 1996 and at December 31, 1995, respectively.

  UNCLASSIFIED BALANCE SHEET

     In accordance with the provisions of SFAS No. 53, the Company has elected to present an unclassified balance sheet.

  FINANCIAL INSTRUMENTS

     The carrying amounts of financial instruments including cash and cash equivalents, short term accounts receivable, accounts payable, and deferred revenue approximated fair value as of September 30, 1996 because of the relatively short maturity of these instruments. The carrying value of long term accounts receivable approximated fair value as of September 30, 1996 because the instrument is valued at the Company's effective borrowing rate. The fair value of notes payable is described in Note 7 and shareholders' loan and note payable in Note 5.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  COMMON STOCK

     In January 1996 the Company effected a 2,397.004 for one stock split for shareholders of record on February 23, 1996. In addition, authorized shares were increased from 1,000 to 20,000,000. In January and April of 1997, the Company effected a 2.2776 and 1.0277 for one share reverse stock splits, respectively. All share and per share data in the financial statements reflect the stock split and subsequent reverse stock split for all periods presented.

  CONCENTRATION OF CREDIT RISK

     Approximately 58% of the trade receivable balance at September 30, 1996 were represented by five customers.

  EARNINGS PER SHARE

     Earnings per share is based on the weighted average number of common shares and common stock equivalents outstanding during each period, after retroactive adjustment for the stock splits (see above). Pursuant to requirements of the Staff of the Securities and Exchange Commission, shares related to stock sold and options issued subsequent to February 6, 1996 have been shown as outstanding for all periods presented. Fully diluted earnings per common and common equivalent shares are not presented as such amounts are the same as primary earnings per share.

                        TEAM COMMUNICATIONS GROUP, INC.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
     The convertible debt was not included in the calculation of weighted average shares because the President and principal shareholder has personally guaranteed to the Company that he will assume any convertible debt where the debt holder wishes to convert in exchange for his own personal shares. The total number of shares that the convertible debt may convert into is 175,000.

NOTE 3 -- TELEVISION PROGRAM COSTS:

     Television program costs consist of the following:

                                                             SEPTEMBER 30,     DECEMBER 31,
                                                                 1996              1995
                                                             -------------     ------------
        In process and development.........................   $ 1,889,100        $213,700
        Released, less accumulated amortization............     1,142,900         382,400
                                                               ----------        --------
                  Total television program costs...........   $ 3,032,000        $596,100
                                                               ==========        ========

     Based on the management's estimates of future gross revenue as of September 30, 1996, approximately 50% of the $1,142,900 in unamortized released television program costs will be amortized during the three years ending September 30, 1999 and 70% will be amortized during the four years ending September 30, 2000.

NOTE 4 -- INCOME TAXES:

     During the period ended December 31, 1995, the Company generated a net loss before taxes on a consolidated basis, however, since the individual subsidiaries were not eligible for consolidation until December 31, 1995, the tax provision is calculated on the individual companies, separately. One company's loss does not offset another company's income, as the companies are not consolidated for tax purposes. For the period ended September 31, 1996, the tax provision is calculated on the consolidated basis.

     Deferred tax expense results from temporary differences in the recognition of expense for tax and financial statement reporting purposes.

     A reconciliation of the difference between the statutory federal income tax rate and the Company's effective income tax rate applied to income (loss) before income taxes was as follows for the period ended September 30, 1996 and the period ended December 31, 1995:

                                                             SEPTEMBER 30,     DECEMBER 31,
                                                                 1996              1995
                                                             -------------     ------------
        Statutory federal tax (benefit) rate...............        34%              (34)%
        State income tax provision, net of federal
          benefit..........................................         0%                0%
        Benefits of operating loss carryforward............       (34)%               0%
        Increase in valuation reserve against deferred tax
          asset............................................         0%               34%
                                                                -----            ---- -
        Effective tax rate.................................         0%                0%
                                                                =====             =====

     The Company accounts for taxes under SFAS No. 109, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

                        TEAM COMMUNICATIONS GROUP, INC.

NOTE 4 -- INCOME TAXES: (CONTINUED)
     The components of the net deferred tax asset are as follows:

                                                             SEPTEMBER 30,     DECEMBER 31,
                                                                 1996              1995
                                                             -------------     ------------
        Net operating loss (carryforward)..................    $ 259,128        $  348,225
        Valuation allowance................................     (259,128)         (348,225)
                                                                --------          --------
                  Net deferred tax asset...................    $       0        $        0
                                                                ========          ========
        Total current and deferred taxes payable...........    $       0        $        0
                                                                ========          ========

     At September 30, 1996, Team Communications Group, Inc. has a federal net operating loss carryforward of $762,140 which will begin to expire in 2010.

NOTE 5 -- RELATED PARTY TRANSACTIONS:

     The due from officer balances of $171,600 and $42,200, at September 30, 1996 and December 31, 1995, respectively, represent payments made by the Company on behalf of and loans made to the President and principal shareholder.

     The due to officer balance of $175,000 at September 30, 1996 represent producer's fees earned by the president and principal shareholder for services on a company production.

     The shareholder loan and note payable balance are comprised of the following:

                                                         SEPTEMBER 30, 1996       DECEMBER 31, 1995
                                                        ---------------------   ---------------------
                                                        CARRYING                CARRYING
                                                         VALUE     FAIR VALUE    VALUE     FAIR VALUE
                                                        --------   ----------   --------   ----------
Promissory notes:
  12% secured promissory note due July 1, 1996(i).....  $500,000    $ 500,000   $500,000    $ 500,000
  14% secured promissory note due July 1, 1996(ii)....   240,000      240,000    250,000      250,000
                                                        --------     --------   --------     --------
                                                        $740,000    $ 740,000   $750,000    $ 750,000
                                                        ========     ========   ========     ========

---------------
 (i) In April 1995, the Company entered into a $500,000 promissory note with a shareholder. The notes accrued interest at 10% through December 31, 1995 and at 12% thereafter. The note and all unpaid interest was due by July 1, 1996. The Company did not make the required payment and has received a notice of default. The Company is negotiating a wavier and extension of the payment terms. The note is secured by all of the President and principal shareholders' shares and the assets of the Company. The carrying value approximates fair value because of the short maturity. The note had an accrued interest balance of $80,500 and $31,500 at September 30, 1996 and December 31, 1995, respectively.

(ii) In August 1995, the Company entered into a $250,000 promissory note with a shareholder. The notes accrued interest at 12% through November 1, 1995 and at 14% thereafter. The note and all unpaid interest was due by July 1, 1996, as amended. The Company did not make the required payment and has received a notice of default. The Company is negotiating a wavier and extension of the payment terms. The note is secured by all of the President and principal shareholders' shares and the assets of the Company. The carrying value approximates fair value because of the short maturity. The note has an accrued interest balance of $28,700 and $9,000 at September 30, 1996 and December 31, 1995, respectively. The Company issued 48,743 warrants exercisable at $0.43 in connection with the extension of the maturity date of the loan to July 1, 1996.

     Interest expense to related parties was $71,500 and $42,700 for the periods ended September 30, 1996 and December 31, 1995, respectively.

                        TEAM COMMUNICATIONS GROUP, INC.

NOTE 6 -- COMMITMENTS AND CONTINGENCIES:

     The Company has entered into an employment agreement with the president of the Company requiring payment of annual compensation of $250,000 for a period of seven years commencing February 1995 and ending February 2002. The employment agreement also provides for bonus compensation. Several additional agreements provide for the payment by the Company of certain profit participation based upon the profits from specific programs, individual subsidiaries or the Company as a consolidated entity, as provided in the applicable agreements.

     The Company has obtained a distribution guarantee from Mel Giniger & Associates for the Latin American territories and The Gemini Corporation for the European territories (collectively the "Giniger Entities"). This guarantee relates to the Company's current library and certain future product for Latin America and Europe. Revenue of $680,000, was recognized against this guarantee which represents 18% of revenue for the first nine months of 1996. The Company believes that the Giniger Entities ability to deliver on this distribution guarantee is predicate on its licensing the Company's product to unaffiliated third parties. As such, the Company only recognized the portion of the guarantee for which the Giniger Entities has entered into sales agreements with unaffiliated third parties for such rights and for which program materials were available to the Giniger Entities.

     The Company leases office space and certain office equipment. The total lease expense was $88,400 and $84,400 for the nine months ended September 30, 1996 and for the period ended December 31, 1995, respectively. The various operating leases to which the Company is presently subject require minimum lease payments for the years ending December 31, as follows:

                1997..............................................  $110,300
                1998..............................................    44,600
                1999..............................................     5,600
                2000..............................................     4,600
                2001..............................................         0
                                                                    --------
                                                                    $165,100
                                                                    ========

     The Company has been purportedly served with a judgment in the amount of $85,540 in a matter styled Levy Entertainment, Inc. vs. DSL Entertainment, Inc. filed in Franklin Superior Court, State of Vermont. The plaintiff in this action has obtained a writ of attachment against the Company in California and has attempted to levy against assets of the Company. The Company was not served with any papers relating to the case, did not enter any defense, and disputes the amounts allegedly owed to Plaintiff. The Company is attempting to obtain counsel in Vermont to overturn the judgment. No assurance can be given that the Company will be successful in seeking to have the judgment reversed.

NOTE 7 -- NOTE PAYABLE:

     Notes payable consists of the following at September 30, 1996:

                                                                    CARRYING VALUE     FAIR VALUE
                                                                    --------------     ----------
Private placements:
  12% secured notes due June 1997(i)..............................    $  839,400       $  839,400
  10% secured convertible notes due May 1998(ii)..................       544,800          584,100
Promissory notes:
  12% convertible secured promissory note due June 1997(iii)......       295,600          295,600
  10% secured promissory note due June 1997(iv)...................       500,000          491,500
  10% secured promissory note due June 1997(v)....................     1,000,000          982,900
                                                                      ----------       ----------
                                                                      $3,179,800       $3,193,500
                                                                      ==========       ==========

                        TEAM COMMUNICATIONS GROUP, INC.

NOTE 7 -- NOTE PAYABLE: (CONTINUED)
---------------

(i) During February - June 1996, the Company participated in a private placement offering. The Company sold 18 placement units. Each unit consisted of a $50,000 note payable with interest of 12% per annum, compounded quarterly, and 6,408 Common Stock Purchase warrants. The accrued interest balance was $59,500 at September 30, 1996. Each warrant entitles the holder to buy one share of common stock at an exercise price of $0.43. The warrants are exercisable commencing two business days following the effective date of the registration statement relating to an initial public offering and terminating on the third anniversary of that date. Through this private offering, the Company raised $900,000 and issued 115,351 warrants. Principal and interest are due no later than June 30, 1997, as amended. The notes are secured by substantially all of the assets of the Company. The carrying amount and fair value of the notes and associated warrants was determined by the market rate for a financial instrument of this risk. The carrying value of the warrants amounted to $127,600 and is included in paid in capital.

(ii) During June - October 1996, the Company participated in a second private placement offering. The Company sold 19.5 placement units. Each unit consisted of a $50,000 senior convertible note payable with interest of 10% per annum, compounded quarterly, and 4,272 Common Stock Purchase warrants. The notes are convertible at their principal amount into common stock of the Company at any time one year after the initial public offering through maturity at the conversion price of $5.00 per share subject to adjustment in certain circumstances. Each warrant entitles the holder to buy one share of common stock at an exercise price of $0.43. The warrants are exercisable commencing two business days following the effective date of the registration statement relating to an initial public offering and terminating on the third anniversary of that date. As of September 30, 1996, the Company raised $875,000 and issued 74,764 warrants. Subsequent to September 30, 1996, the Company raised $100,000 and issued 8,544 warrants. Principal and interest are due no later than May 31, 1998. The accrued interest balance was $12,400 at September 30, 1996. The notes are secured by substantially all of the assets of the Company. The fair value of the note was estimated using discounted cash flow analysis at an interest rate of 12%. The carrying value of the warrants amounted to $348,700 and is included in paid in capital.

(iii) In January 1996, the Company entered into an agreement with an outside investor. The Company received $322,000 in exchange for (i) a convertible secured promissory note, convertible into 3% of the Company's outstanding stock on a fully diluted basis through an initial public offering and (ii) the transfer from the principal shareholder of 4% of the Company's issued and outstanding stock on a fully diluted basis through an initial public offering. The note accrues interest at 12% per annum and is due June 30, 1997, as amended. The note is secured by certain receivables and television distribution rights. The accrued interest balance was $26,500 at September 30, 1996. The carrying value of the note and associated shares was determined by the market rate for a financial instrument of this risk. The carrying value of the shares amounted to $45,700 and is included in paid in capital.

(iv) In April 1996, the Company entered into a $500,000 promissory note with an outside investor to finance a television program. The note accrues interest at 10% per annum and is due on June 30, 1997, as amended. The accrued interest balance was $21,900 at September 30, 1996. The note is secured by certain assets and rights associated with the television program. There were 29,906 warrants (exercisable at $0.43 per warrant) issued in connection with this note. The fair value of the note was estimated using discounted cash flow analysis at an interest rate of 12%.

(v) In July 1996, the Company entered into a $1,200,000 promissory note with outside investors to acquire the television rights to "Total Recall." The note accrues interest at 10% per annum and is due on June 30, 1997, as amended. As of September 30, 1996 there has been $200,000 repaid in respect to this debt and there were repayments of $115,000 after September 30, 1996. The accrued interest balance was $26,600 at September 30, 1996. The note is secured by the rights that were acquired. There were 34,178 shares of

                        TEAM COMMUNICATIONS GROUP, INC.

NOTE 7 -- NOTE PAYABLE: (CONTINUED)
    common stock issued in connection with the origination of this debt. An additional 36,314 shares and 21,361 warrants (exercisable at $0.43 per warrant) were issued to extend the loan. The outside investors are also entitled to 15% of any net profits earned from the exploitation of these rights. The fair value of the notes was estimated using discounted cash flow analysis at an interest rate of 12%.

NOTE 8 -- GEOGRAPHIC INFORMATION:

     The Company operates in a single industry segment, the development, production and distribution of television programming. All of the Company's operations are conducted in the United States.

     A summary of the Company's revenues by geographic area is presented below:

                                                                 1996           1995
                                                              ----------     ----------
        United States.......................................  $1,451,800     $  768,000
        Europe..............................................   1,061,000        185,000
        South America.......................................     679,300         25,000
        Asia................................................     529,000        196,300
        Australia and Africa................................     156,100         71,000
                                                              ----------     ----------
                  Total.....................................  $3,877,200     $1,245,300
                                                              ==========     ==========

NOTE 9 -- STOCK OPTION PLANS:

     The Company has established stock option plans for its employees and consultants (the "1995 Stock Option Plan") and for its non-employee directors (the "1995 Stock Option Plan for Non-Employee Directors").

     The 1995 Stock Option Plan allows for options (including Incentive Stock Options) to be granted to employees and consultants at less than fair market value at date of grant. These options may be immediately exercisable and expire over a period determined by the Stock Option Committee of the Board of Directors (the "Committee"). The Committee is comprised of two members of the Board of Directors. The total number of options available to grant under this plan is 270,000.

     The 1995 Stock Option Plan for Non-Employee Directors allows for a set number of immediately exercisable options to be granted at fair market value to non-employee members of the Board of Directors. The total number of options available to grant under this plan is 67,500. There were no options granted exercised, forfeited, expired or outstanding pursuant to the Director Plan for the nine months ended September 30, 1996.

     A summary of the Key Employee Plan as of and for the nine months ended September 30, 1996 is presented below:

                                                                         WEIGHTED AVERAGE
                          KEY EMPLOYEE PLAN                    SHARES     EXERCISE PRICE
        -----------------------------------------------------  -------   ----------------
        Outstanding as of January 1, 1996....................       --            --
          Granted............................................   35,000        $ 1.14
          Exercised..........................................       --            --
          Forfeited/Expired..................................       --            --
                                                               -------
        Outstanding as of September 30, 1996.................   35,000
                                                               =======
        Weighted-average fair value of options granted during
          the year...........................................  $  1.14
                                                               =======

                        TEAM COMMUNICATIONS GROUP, INC.

NOTE 9 -- STOCK OPTION PLANS: (CONTINUED)
     The following table summarizes information about options outstanding at September 30, 1996:

                                    SHARES EXERCISABLE AT          DATE
TOTAL SHARES     EXERCISE PRICE      SEPTEMBER 30, 1996       OPTIONS EXPIRE
------------     --------------     ---------------------     --------------
   30,000            $ 1.00                  5,000              July 1, 2006
    5,000            $ 2.00                  5,000              June 6, 2006
------------                               -------
   35,000                                   10,000
=========                           ===============

     The Company has elected, as permitted by FASB Statement No. 123, "Accounting for Stock Based Compensation" ("FAS 123"), to account for its stock compensation arrangements under the provisions of Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Accordingly, because the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma information regarding net income and earnings per share is required by FAS 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of such pronouncement. The fair value for these options was estimated at the date of grant using the binomial option pricing model with the following weighted average assumptions: risk-free interest rate of 6.33%, no dividend yield, expected lives of two and a half years, and volatility of 0%.

     For purposes of pro forma disclosure, the estimated fair value of the options is zero, hence neither proforma net income on earnings per share are presented.

     During the period, the Company issued 21,362 warrants exercisable at $1.07 and 14,953 warrants exercisable at $0.43 to two outside parties for services provided in raising outside debt. The Company recognized $5,000 in compensation related to these warrants during the period ended September 30, 1996.

     In January 1997, the Company's shareholders voted to freeze the 1995 Stock Option Plans and adopt two new plans, the Team Communications Group, Inc. Stock Awards plan (the "1996 Employee Plan") and the Team Communications Group, Inc. Directors' Stock Option Plan (the "1996 Director's Plan").

     The 1996 Directors Plan allows Directors who are not employees of the Company, on the effective date of an initial public offering and each annual anniversary thereof, to receive options to purchase 2,500 shares. The option price per share of Common Stock purchasable upon exercise of such stock options shall be 100% of the fair market value on the date of grant. Such options shall be exercisable immediately on the date of grant by payment in full of the purchase price in cash. The aggregate number of shares of Common Stock that may be granted pursuant to the 1996 Directors Plan is 20,000.

     The aggregate number of shares of Common Stock that may be granted under the 1996 Employee Plan is 180,000. The Employee Plan provides for the authority by the Employee Plan Committee to grant ISO's to any key employee of the Company or any affiliate of the Company and to determine the terms and conditions of each grant, including without limitation, the number of shares subject to each ISO. The ISO exercise price will also be determined by the Committee and will not be less than the fair market value of the Common Stock on the date of grant. The exercise price will not be less than 110% of such fair market value and the exercise period will not exceed five years if the participant was the holder of more than 10% of the Company's outstanding voting securities.

NOTE 10 -- TPEG SETTLEMENT:

     The Company was a cross complainant and a defendant in an action entitled The Producer's Entertainment Group ("TPEG") v. Drew S. Levin. In the action, which arose from disputes over the February 1995 separation agreements between TPEG and Drew S. Levin, the Company and TPEG sought, among other

                        TEAM COMMUNICATIONS GROUP, INC.

NOTE 10 -- TPEG SETTLEMENT: (CONTINUED)
things, damages and a court order regarding the copyright interest in the series "Simply Style." Effective December 1995, this action was settled, pending final payment as per the terms of the TPEG Litigation Settlement Agreement. Pursuant to the TPEG Litigation Settlement Agreement TPEG agreed to (i) transfer to the Company all rights, title and interest to the series "Simply Style;" and (ii) sell back to the Company a sufficient number of shares of the Company's common stock, such that TPEG would own five percent of the Company's common stock issued and outstanding. In connection with the TPEG settlement agreement, the Company agreed to pay TPEG $258,000, of which $130,000 was paid by the assignment of a certain receivable. The Company incurred an additional $50,000 obligation to TPEG when it was unable to pay the remaining balance as of February 28, 1996.

     The resulting balance was payable on June 30, 1996. The Company's agreement to repurchase 152,585 shares of the Company's common stock (14.9% of the Company's common stock issued and outstanding) resulted in a treasury stock receivable as of December 31, 1995. After giving value to the other elements of the settlement, the treasury stock was attributed a value of $87,000 or $0.10 per share.

     The Company recorded a loss on the settlement of $180,000. On June 27, 1996 the Company assigned to its President and principal shareholder the rights and obligations pursuant to the TPEG Settlement Agreement. The President and principal shareholder paid the final payment due on June 30, 1996 and received the 14.9% of outstanding common stock pursuant to the settlement agreement. In conjunction with the assignment, the President and principal shareholder sold 79,037 of the 152,585 shares acquired in this transaction to an outside investor for $185,000. The President and principal shareholder subsequently agreed to acquire the remaining five percent owned by TPEG. In conjunction therewith, the President and principal shareholder arranged for the sale of one-half of this stock to an outside investor. This stock was sold on the agreement that the President and principal shareholder, through transfers from his personal stock holdings, would see that this holding represents 2.5% of the Company's common stock on a fully diluted basis.

NOTE 11 -- SUBSEQUENT EVENTS:

     In November 1996, the Company entered into a $300,000 promissory note with a shareholder. The note bears interest at 8% and is due the sooner of an initial public offering or December 31, 1997. There were 25,634 common stock purchase warrants (exercisable at $0.43 each) issued in connection with this note.

     In December 1996, the Company entered into a $150,000 promissory note with an outside investor. The note bears interest at 10% and is due the sooner of an initial public offering or December 31, 1997. There were 29,191 common stock purchase warrants (exercisble at $0.97 each) issued in connection with this note.

     In January 1997, the Company commenced a private placement offering. The Company is offering for sale 18 placement units. Each unit consists of a $50,000 convertible note payable with interest of 10% per annum, payable at six month intervals, and 10,000 common stock purchase warrants The notes are convertible at their principal amount into common stock of the Company at any time before an initial public offering at the conversion price of $5.00 per share, subject to adjustment in certain circumstances. The maturity date of the notes will be no later than two years. The warrants are exercisable commencing at the close of this private placement and terminate three years after an initial public offering.

     In January 1997, the Board of Directors reduced the authorized common stock shares from 20,000,000 to 18,000,000 and authorized 2,000,000 shares of preferred stock. All references in the financial statements to number of shares of the Company's common stock and preferred stock have been retroactively restated.

     The Company has signed a letter of intent with an underwriter for the sale of its common stock to the public. The underwriter expects to sell 1,300,000 shares of common stock at $6.50 to $7.50 per share.

                        TEAM COMMUNICATIONS GROUP, INC.

NOTE 12 -- GOING CONCERN:

     The Company's financial statements for the nine months ended September 30, 1996 have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company has an accumulated deficit of $337,600 as of September 30, 1996. The Company expects to incur substantial expenditures to produce television programs and/or acquire distribution rights to television programs produced by third parties. The Company's working capital plus limited revenue from the licensing of its current inventory of television programs will not be sufficient to fund the Company's ongoing operations, including completing projects that the Company is contractually required to develop or produce.

     Management recognizes that the Company must generate additional resources to enable it to continue operations. Management's plans include the sale of additional equity securities. Towards this goal management is seeking an underwriter to assist in the initial public offering of the Company's common stock. However, no assurance can be given that the Company will be successful in raising additional capital. Further, there can be no assurance, assuming the Company successfully raises additional equity, that the Company will achieve profitability or positive cash flow.

======================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        -----
Prospectus Summary....................      3
Risk Factors..........................      7
Use of Proceeds.......................     12
Dividend Policy.......................     13
Capitalization........................     14
Dilution..............................     15
Selected Financial Data...............     16
Management's Discussions and Analysis
  of Financial Condition and Results
  of Operations.......................     17
Business..............................     21
Management............................     27
Certain Transactions..................     30
Principal Securityholders.............     32
Concurrent Offering by Selling
  Securityholders.....................     32
Description of Securities.............     34
Shares Eligible for Future Sale.......     37
Underwriting..........................     39
Legal Matters.........................     41
Experts...............................     41
Additional Information................     41
Index to Consolidated Financial
  Statements..........................    F-1
          ------------------------
  UNTIL          , 1997 (25 CALENDAR DAYS
AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON
STOCK, WHETHER OR NOT PARTICIPATING IN THIS
DISTRIBUTION, MAY BE REQUIRED TO DELIVER A
PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN
ADDITION TO THE OBLIGATION OF DEALERS TO
DELIVER A PROSPECTUS WHEN ACTING AS
UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD
ALLOTMENTS OR SUBSCRIPTIONS.
=============================================

======================================================
                                1,300,000 SHARES

                        TEAM COMMUNICATIONS GROUP, INC.

                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                            H.J. MEYERS & CO., INC.

                                          , 1997

======================================================

                                    PART II

EXHIBITS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Directors of the Company are presently entitled to indemnification as expressly authorized under Section 317 of the California General Corporation Law ("Section 317") and the Bylaws of the Company (which generally authorize the Company to indemnify its Agents where such indemnification is authorized by
Section 317). Section 317 provides a detailed statutory framework covering indemnification of any agent of a corporation who is threatened to be made a party to any legal proceeding by reason of his or her actions on behalf of the corporation.

     [          ] of the Company's Articles of Incorporation (exhibit 3.1)
provides that a director will not be liable for monetary damages arising out of the director's breach of his or her fiduciary duties to the Company and the shareholders to the fullest extent permissible under the California Law. Liability for breach of a director's fiduciary duty arises when the director has failed to exercise sufficient care in reaching decisions or otherwise attending to his responsibilities as a director and in other circumstances. Article V does not eliminate these duties; it only eliminates monetary damage awards occasioned by a breach of these duties. Accordingly, a breach of fiduciary duty is still a valid basis for a suit seeking to stop a proposed transaction from occurring. However, after a transaction has occurred, the Shareholders do not have a claim against directors for monetary damages based on a breach of fiduciary duty, even if that breach involves negligence on the part of the directors. Additionally, as a practical matter, equitable remedies such as rescission may not be available after a transaction has already been consummated or in other circumstances.

     The Company intends to enter into indemnification agreements with the Company that attempt to provide the maximum indemnification allowed under the California Law. The Indemnification Agreements will make mandatory indemnification which is permitted by California Law in situations in which the Indemnitee would otherwise be entitled to indemnification only if the Board of Directors, the Shareholders, independent legal counsel retained by the Company or a court in which an action was or is pending made a discretionary determination in a specific case to award such indemnification. However, in part because the California Law was only recently enacted, the extent to which the indemnification permitted by the California Law may be expanded by indemnification agreements is unsettled and has yet to be the subject of any judicial interpretation.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses in connection with the issuance and distribution of the securities being registered are as follows (estimated except as noted):

        SEC registration fee (actual).....................................  $   4,150
        NASD filing fee (actual)..........................................      2,175
        Nasdaq SmallCap Market listing fee (actual).......................     20,000
        Printing and engraving expenses...................................    100,000
        Legal fees and expenses...........................................     90,000
        Accounting fees and expenses......................................     90,000
        Transfer agent and registration fees and expenses.................     10,000
        Underwriters non-accountable expense allowance(1).................    273,000
        Blue sky qualification fees and expenses..........................     35,000
        Miscellaneous.....................................................     13,675
                                                                             --------
                  Total...................................................  $ 638,000
                                                                             ========

---------------

(1) $313,950 if the Underwriter exercises the over-allotment option in full.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     1. A loan in the principal amount of $322,000 was made in January 1996 from AMAE Ventures, an affiliate of Mr. Wolfson, which was used by the Company for general overhead purposes and bears interest at 12%. This note is due on the earlier to occur of June 30, 1997 or the closing of this Offering. The holder of such note has the right to convert the principal amount into 3% of the Company's common stock on a fully diluted basis through the completion of this Offering, and has indicated that it intends to convert such note.

     2. Mr. Cayre and Mr. Levin have agreed, subject to documentation, that as of the closing date of this Offering, Mr. Cayre will receive payment of $250,000 in respect of the amounts owed to him, and the remaining debt, subject to adequate collateralization (which may include cash collateral) shall be extended until June 30, 1998. Subject to the foregoing, Mr. Levin and Mr. Cayre have also agreed, to restructure Mr. Cayre's investment in the Company. Mr. Cayre agreed that upon the closing of this Offering, Mr. Cayre's interest in the Company would be reduced to 164,874 shares of the Company's Common Stock by transferring to Mr. Levin 195,774 shares of the Company's common stock held by Mr. Cayre. In February 1996, in connection with a prior restructuring of this indebtedness, Mr. Cayre received options to purchase 48,743 shares of Common Stock of $.43 per share.

     3. In June 1996, South Ferry #2, L.P., an entity controlled by Mr. Wolfson's brother, advanced to the Company the sum of $500,000 in respect of "LoCoMoTioN" in consideration of which such entity received options to acquire 29,906 shares of Common Stock at $.43 per share. This loan bears interest at 10% and is due on the earlier to occur of June 30, 1997 or upon the closing of this Offering.

     4. The Chana Sasha Foundation, an entity controlled by Mr. Wolfson, extended the Company a $400,000 line of credit on a secured basis in November 1996, which credit line has been used and subsequently repaid by funds from the Company's operations In October 1996 Mr. Wolfson extended the Company approximately $400,000 of credit on a secured basis in November 1996, which credit line has been used and subsequently repaid by funds from the Company's operations. Mr. Wolfson received 6,408 shares of the Company's Common Stock with respect to such extension of credit.

     5. The July 1996 proceeds from the sale of the notes in the Total Recall Financing were used to acquire the rights to produce a television series based on "Total Recall." These notes, which are secured by the Company's underlying rights to the "Total Recall" series, bear interest at 10% and are due at the first to occur of June 30, 1997 or this Offering. The holders of these notes have agreed to extend the maturity date thereto through June 30, 1998. In addition, the holders of these notes received an aggregate of 53,403 shares of common stock , warrants to acquire 14,954 shares of Common Stock at an exercise price of $.43 and a 13% net profit participation in the Company's interest in the series. As of the date hereof, $502,500 has been repaid in respect to this obligation. Mr. Wolfson received 8,544 shares of the Company's Common Stock and 2% of the net profits of the series with respect to the Total Recall Financing.

     6. The Company commenced two private placements of its Secured Notes in February and in May, 1996. In February 1996, the Company sold to accredited investors $900,000 in principal amount of secured promissory notes which bear interest at 12% and are due at the earlier to occur of this Offering or June 30, 1997. In June through November 1996, the Company sold to accredited investors $1,025,000 principal amount of secured notes which bear interest at 10% and are due at the earlier of this Offering or May 31, 1998. An aggregate of 198,659 warrants to purchase a like number of shares of Common Stock at an exercise price of $.43 per share were issued in connection with such placements. The holders of these notes have waived all conversion rights with respect thereto.

     7. In October 1996, the Company obtained a loan from Affida Bank in the amount of $300,000 and, in connection therewith, issued warrants to acquire 29,191 shares of Common Stock at an exercise price of $.97 per share.

     8. In January, February and March 1997, the Company completed the sale of $969,350 of convertible secured notes to accredited investors (the "February 1997 Notes"). Each of the foregoing notes are secured, pro-rata and pari passu, by liens on substantially all of the Company's assets, except that the February 1997 Notes are junior to the prior notes. An aggregate of 193,970 warrants to purchase a like number of shares of Common Stock at an exercise price of $1.00 per share were issued in connection with such placements.

     9. In October 1996, Bruce P. Vann received 4,273 shares of Common Stock lieu of fees relating to the acquisition of "Total Recall."

     The above securities were offered by the Registrant in reliance upon an exemption from registration under either (i) Section 4(2) of the Securities Act as transactions not involving any public offering or (ii) Rule 701 under the Securities Act. No underwriters were involved in connection with the sales of securities referred to in this Item 15.

ITEM 27. (a) EXHIBITS

        1.0      Form of Underwriting Agreement(1)
        3.1      Articles of Incorporation.(1)
        3.2      By-laws of the Company.(1)
        4.1      Form of Warrant Agreement March 1996(1)
        4.2      Form of Warrant Agreement May 1996(1)
        4.3      Form of Warrant Agreement February 1997(1)
        4.4      Form of Convertible Note March 1996 and related Security Agreement(1)
        4.5      Form of Convertible Note May 1996 and related Security Agreement(1)
        4.6      Form of Convertible Note February 1997(1)
        4.7      Extensions relating to Wolfson Indebtedness*
        4.8      Restated Joe Cayre Agreement*
        4.9      Agreement with AMAE Ventures and related note(1)
        4.10     Agreements re Total Recall Financing July 1996(1)
        4.11     Agreements re LoCoMoTioN Financing(1)
        4.12     1996 Employee Stock Option Plan(1)
        4.13     1996 Directors Stock Option Plans(1)
        4.14     Form of Consulting Agreement between H.J. Meyers & Co., Inc. and the
                 Company*
        4.15     Specimen Certificates*
        4.16     Form of Underwriter's Warrant(1)
        5.0      Opinion and Consent of Kelly & Lytton regarding legality of securities (to be filed by amendment).*
        10.1     Agreement with Mel Ginger(1)
        10.2     Eurolink Contract(1)
        10.3     Interpublic Group of Companies Contract(1)
        10.4     Employment Agreement, dated as of June 1, 1997, between the Company and Drew
                 Levin.(1)
        10.5     Lease between the Company and TCW.(1)
        10.6     Agreement with Alliance Production Ltd. re Total Recall*
        11       Statement re: Computation of per share earnings(1)
        21       Subsidiaries of the Registrant(1)
        23.1     Consent of experts and named counsel*
        23.2     Consent of Nominated Director(1)
        24       Power of Attorney (included in the signature pages)

---------------

 *  To be filed by Amendment.

(1) Filed herewith.

ITEM 28. UNDERTAKINGS

     The Registrant hereby undertakes to provide to the Underwriter at the closing specified in the underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the California General Corporation Law, the Articles of Incorporation of the Registrant, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim of or indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that:

          (1) For the purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration Statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration Statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration Statement or any material change to such information in the registration Statement."

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     In accordance with the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, State of California, on this 29th day of April, 1997.

                                          Team Communications Group, Inc.

                                          By:         /s/ DREW LEVIN
                                            ------------------------------------
                                            DREW LEVIN
                                            Chairman of the Board, President,
                                            and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MAY BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Drew S. Levin, as true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                               CAPACITY                    DATE
---------------------------------------------  ------------------------------    ---------------
               /s/ DREW LEVIN                      Chairman of the Board,        April 29, 1997
---------------------------------------------    President, Chief Executive
                 DREW LEVIN                         Officer and Director

              /s/ PAUL YAMAMOTO                           Director               April 29, 1997
---------------------------------------------
                PAUL YAMAMOTO

               /s/ JOE KALADA                           Director and             April 29, 1997
---------------------------------------------     Chief Financial Officer
                 JOE KALADA

                        TEAM COMMUNICATIONS GROUP, INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

           FOR THE PERIOD FROM FEBRUARY 27, 1995 TO DECEMBER 31, 1995
                  AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                                           1996
                                             ----------------------------------------------------------------
                                                                                        OTHER
                                               BALANCE      ADDITIONS   DEDUCTIONS   ADJUSTMENTS   BALANCE AT
                                             AT BEGINNING    CHARGED       FROM        DURING        END OF
                DESCRIPTION                   OF PERIOD     TO INCOME    RESERVE       PERIOD        PERIOD
-------------------------------------------  ------------   ---------   ----------   -----------   ----------
Deducted from accounts receivable for
  doubtful accounts and returns............       $0         $47,400     $      0        $ 0        $ 47,400

                                                                           1995
                                             ----------------------------------------------------------------
Deducted from accounts receivable for
  doubtful accounts and returns............       $0         $10,600     $(10,600)       $ 0        $      0

                               INDEX TO EXHIBITS

                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER                                    DESCRIPTION                                    PAGE
------     ------------------------------------------------------------------------- ------------
  1.0      Form of Underwriting Agreement(1)........................................
  3.1      Articles of Incorporation(1).............................................
  3.2      By-laws of the Company(1)................................................
  4.1      Form of Warrant Agreement March 1996(1)..................................
  4.2      Form of Warrant Agreement May 1996(1)....................................
  4.3      Form of Warrant Agreement February 1997(1)...............................
  4.4      Form of Convertible Note March 1996 and related Security Agreement(1)....
  4.5      Form of Convertible Note May 1996 and related Security Agreement(1)......
  4.6      Form of Convertible Note February 1997(1)................................
  4.7      Extensions relating to Wolfson Indebtedness*.............................
  4.8      Restated Joe Cayre Agreement*............................................
  4.9      Agreement with AMAE Ventures and related note(1).........................
  4.10     Agreements re Total Recall Financing July 1996(1)........................
  4.11     Agreements re LoCoMoTioN Financing(1)....................................
  4.12     1996 Employee Stock Option Plan(1).......................................
  4.13     1996 Directors Stock Option Plans(1).....................................
  4.14     Form of Consulting Agreement between H.J. Meyers & Co., Inc. and the
           Company*.................................................................
  4.15     Specimen Certificates*...................................................
  4.16     Form of Underwriter's Warrant(1).........................................
  5.0      Opinion and Consent of Kelly & Lytton regarding legality of securities
           (to be filed by amendment).*.............................................
 10.1      Agreement with Mel Ginger(1).............................................
 10.2      Eurolink Contract(1).....................................................
 10.3      Interpublic Group of Companies Contract(1)...............................
 10.4      Employment Agreement, dated as of June 1, 1997, between the Company and
           Drew Levin.(1)...........................................................
 10.5      Lease between the Company and TCW(1).....................................
 10.6      Agreement with Alliance Production Ltd. re Total Recall*.................
 11        Statement re: Computation of per share earnings(1).......................
 21        Subsidiaries of the Registrant(1)........................................
 23.1      Consent of experts and named counsel*....................................
 23.2      Consent of Nominated Director(1).........................................
 24        Power of Attorney (included in the signature pages)......................

---------------

 *  To be filed by Amendment.

(1) Filed herewith.